CREDIT AGREEMENT
Dated as of June 27, 2016
among
ACADIA REALTY LIMITED PARTNERSHIP,
as the Borrower,
and
ACADIA REALTY TRUST
and
CERTAIN SUBSIDIARIES OF
ACADIA REALTY LIMITED PARTNERSHIP
FROM TIME TO TIME PARTY HERETO,
as Guarantors
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender,
L/C Issuer and as a Lender,
PNC BANK, NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as a Joint Lead Arranger and Sole Bookrunner
and

PNC CAPITAL MARKETS LLC
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

TABLE OF CONTENTS

Section    Page

Article I. DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 39

1.03	Accounting Terms 40

1.04	Rounding 41

1.05	Times of Day; Rates 41

1.06	Letter of Credit Amounts 41

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS	41

2.01	Committed Loans 41

2.02	Borrowings, Conversions and Continuations of Committed Loans 42

2.03	Letters of Credit 44

2.04	Swing Line Loans 52

2.05	Prepayments 55

2.06	Termination or Reduction of Commitments 56

2.07	Repayment of Loans 57

2.08	Interest 57

2.09	Fees 58

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate 58

2.11	Evidence of Debt 59

2.12	Payments Generally; Administrative Agent’s Clawback 60

2.13	Sharing of Payments by Lenders 61

2.14	Extension of Maturity Date in respect of Revolving Credit Facility 62

2.15	Increase in Facilities 63

2.16	Cash Collateral 66

2.17	Defaulting Lenders 67

2.18	Inclusion of Additional Properties in Borrowing Base Amount; Removal of Properties from Borrowing Base Amount 69

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY	71

3.01	Taxes 71

3.02	Illegality 76

3.03	Inability to Determine Rates 77

3.04	Increased Costs; Reserves on Eurodollar Rate Loans 77

3.05	Compensation for Losses 79

3.06	Mitigation Obligations; Replacement of Lenders 79

3.07	Survival 80

Article IV. CONDITIONS PRECEDENT TO Credit Extensions	80

4.01	Conditions of Effectiveness 80

4.02	Conditions to all Credit Extensions 83

Article V. REPRESENTATIONS AND WARRANTIES	83

5.01	Existence, Qualification and Power 83

5.02	Authorization; No Contravention 84

5.03	Governmental Authorization; Other Consents 84

5.04	Binding Effect 84

5.05	Financial Statements; No Material Adverse Effect 84

5.06	Litigation 85

5.07	No Default 85

5.08	Ownership of Property 85

5.09	Environmental Compliance 85

5.10	Insurance 85

5.11	Taxes 86

5.12	ERISA Compliance 86

5.13	Subsidiaries; Equity Interests 87

5.14	Margin Regulations; Investment Company Act 87

5.15	Disclosure 87

5.16	Compliance with Laws 87

5.17	Taxpayer Identification Number 88

5.18	Intellectual Property; Licenses, Etc. 88

5.19	OFAC 88

5.20	Solvency 88

5.21	REIT Status; Stock Exchange Listing 88

5.22	Subsidiary Guarantors 88

5.23	Anti-Corruption Laws; Anti-Money Laundering Laws 88

5.24	EEA Financial Institution 89

Article VI. AFFIRMATIVE COVENANTS	89

6.01	Financial Statements 89

6.02	Certificates; Other Information 90

6.03	Notices 92

6.04	Payment of Obligations 92

6.05	Preservation of Existence, Etc. 93

6.06	Maintenance of Properties 93

6.07	Maintenance of Insurance 93

6.08	Compliance with Laws 93

6.09	Books and Records 93

6.10	Inspection Rights 94

6.11	Use of Proceeds 94

6.12	Additional Guarantors 94

6.13	Compliance with Environmental Laws 95

6.14	Further Assurances 95

6.15	Maintenance of REIT Status; Stock Exchange Listing 95

6.16	Material Contracts 95

6.17	Preparation of Environmental Reports 96

6.18	Minimum Amount and Occupancy of Unencumbered Properties 96

6.19	Compliance with Terms of Leases 96

Article VII. NEGATIVE COVENANTS	97

7.01	Liens 97

7.02	Investments 97

7.03	Indebtedness 98

7.04	Fundamental Changes 98

7.05	Dispositions 99

7.06	Restricted Payments 100

7.07	Change in Nature of Business 100

7.08	Transactions with Affiliates 100

7.09	Burdensome Agreements 101

7.10	Use of Proceeds 101

7.11	Financial Covenants 101

7.12	Accounting Changes 102

7.13	Amendments of Organization Documents 102

7.14	Sanctions 102

7.15	Subsidiaries of REIT 102

7.16	Anti-Corruption Laws; Anti-Money Laundering Laws 102

Article VIII. EVENTS OF DEFAULT AND REMEDIES	103

8.01	Events of Default 103

8.02	Remedies Upon Event of Default 105

8.03	Application of Funds 106

Article IX. ADMINISTRATIVE AGENT	106

9.01	Appointment and Authority 106

9.02	Rights as a Lender 107

9.03	Exculpatory Provisions 107

9.04	Reliance by Administrative Agent 108

9.05	Delegation of Duties 108

9.06	Resignation of Administrative Agent 109

9.07	Non-Reliance on Administrative Agent and Other Lenders 110

9.08	No Other Duties, Etc. 110

9.09	Administrative Agent May File Proofs of Claim 111

9.10	Guaranty Matters 111

Article X. CONTINUING GUARANTY	112

10.01	Guaranty 112

10.02	Rights of Lenders 113

10.03	Certain Waivers 113

10.04	Obligations Independent 113

10.05	Subrogation 113

10.06	Termination; Reinstatement 114

10.07	Subordination 114

10.08	Stay of Acceleration 114

10.09	Condition of the Borrower 114

10.10	Limitations on Enforcement 115

10.11	Contribution 115

Article XI. MISCELLANEOUS	116

11.01	Amendments, Etc. 116

11.02	Notices; Effectiveness; Electronic Communication 118

11.03	No Waiver; Cumulative Remedies; Enforcement 120

11.04	Expenses; Indemnity; Damage Waiver 121

11.05	Payments Set Aside 123

11.06	Successors and Assigns 123

11.07	Treatment of Certain Information; Confidentiality 128

11.08	Right of Setoff 129

11.09	Interest Rate Limitation 130

11.10	Counterparts; Integration; Effectiveness 130

11.11	Survival of Representations and Warranties 130

11.12	Severability 131

11.13	Replacement of Lenders 131

11.14	Governing Law; Jurisdiction; Etc. 132

11.15	Waiver of Jury Trial 133

11.16	No Advisory or Fiduciary Responsibility 133

11.17	Electronic Execution of Assignments and Certain Other Documents 134

11.18	USA PATRIOT Act 134

11.19	Authorized Persons and Authorized Signers 134

11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 134

SCHEDULES
1.01(A)    Excluded Debt Properties
1.01(B)    Existing Letters of Credit
2.01    Commitments and Applicable Percentages
5.05    Supplement to Interim Financial Statements

5.13	Subsidiaries; Jurisdiction of Incorporation/Organization and Principal Place of Business
11.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Committed Loan Notice
B    Swing Line Loan Notice
C-1    Revolving Credit Note
C-2    Term Note

D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Availability Certificate
G    Joinder Agreement
H    U.S. Tax Compliance Certificates
I    Solvency Certificate
J    Borrower’s Instruction Certificate
K    Borrower Remittance Instructions

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 27, 2016, among ACADIA REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), ACADIA REALTY TRUST, a Maryland real estate investment trust (the “REIT”) and certain subsidiaries of the Borrower from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower has requested that the Lenders provide the Borrower with a revolving credit facility and a term loan facility on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree, effective on and as of the Closing Date, and hereby further covenant and agree as follows:

Article I.	DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.18.
“Adjusted EBITDA” means, as of any date of determination, (i) EBITDA for the then most recently ended fiscal quarter minus (ii) the aggregate Annual Capital Expenditure Adjustment for all Properties owned by one or more members of the Consolidated Group, provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the aggregate Annual Capital Expenditure Adjustment attributable to Properties owned by such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Adjusted EBITDA, minus (iii) the Consolidated Group Pro Rata Share of the aggregate Annual Capital Expenditure Adjustment for all Properties owned by one or more Unconsolidated Affiliates.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, in no event shall any Arranger, the Administrative Agent, any Co-Documentation Agent or any Lender, in their capacities as such, be deemed to be an affiliate of the Borrower.
“Aggregate Deficit Amount” has the meaning specified in Section 10.11.
“Aggregate Excess Amount” has the meaning specified in Section 10.11.
“Agreement” means this Credit Agreement.
“Annual Capital Expenditure Adjustment” means, for any Property, an amount equal to the product of (i) $0.20 multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of such Property.
“Applicable Fee Rate” means, with respect to any day, the per annum fee rate set forth opposite the Usage for such day in the following pricing grid:

Usage	Applicable Fee Rate
≤ 50%	0.25%
> 50%	0.15%
“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means (i) at any time prior to the Investment Grade Pricing Effective Date, the Leveraged-Based Applicable Rate in effect at such time and (ii) at any time on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Rate in effect at such time.
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means MLPFS, in its capacities as a joint lead arranger and sole bookrunner and Wells Fargo Securities, LLC and PNC Capital Markets LLC, in their respective capacities as joint lead arrangers, in each case, for the credit facilities provided under this Agreement.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the REIT for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT, including the notes thereto.

“Authorized Person” means any representative of the Borrower duly designated by the Borrower in accordance with the Borrower’s Instruction Certificate, authorized to bind the Borrower in providing draw requests and requesting disbursements of Loan proceeds.
“Authorized Signer” means any representative of the Borrower duly designated by the Borrower in accordance with the Borrower’s Instruction Certificate, authorized to bind the Borrower and to act for the Borrower for all purposes in connection with the Loan, including providing draw requests and requesting disbursements of Loan proceeds, obtaining information pertaining to the Loan, requesting any action under the Loan Documents, providing any certificates, and appointing and changing any Authorized Persons.
“Availability” means, at any time, (a) the Borrowing Base Amount at such time minus (b) the outstanding amount of Total Unsecured Indebtedness (including the Total Outstandings) at such time.
“Availability Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit F (or another form acceptable to the Administrative Agent), setting forth the calculation of Availability, in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of Availability in connection with the preparation of any Availability Certificate shall originally be made by the Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in consultation with the Borrower, any such calculation (x) to reflect any discrepancies in any of the components of the amounts set forth therein with any information received by the Administrative Agent and (y) to the extent the Administrative Agent determines that such calculation contains errors or is not otherwise in accordance with this Agreement.
“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Facility pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Remittance Instructions” means, the Borrower’s remittance instructions provided in the form attached hereto as Exhibit K. The Administrative Agent is authorized to follow the instructions in any Borrower Remittance Instructions delivered to the Administrative Agent until five (5) Business Days following receipt of a new Borrower

Remittance Instructions accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person executing such new Borrower Remittance Instructions.
“Borrower’s Instruction Certificate” means a certificate provided by or on behalf of the Borrower in the form attached hereto as Exhibit J, designating certain Authorized Persons and Authorized Signers as set forth therein.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
“Borrowing Base Amount” means, at any time, (a) the sum of the Capped Values for each Unencumbered Property at such time, multiplied by (b) sixty percent (60%); provided, that if at any time (i) any single Unencumbered Property accounts for more than 20% of the aggregate Net Operating Income of all Unencumbered Properties at such time, the Net Operating Income attributable to such Unencumbered Property in excess of such 20% threshold shall be excluded from the calculation of Borrowing Base Amount at such time or (ii) the aggregate Net Operating Income of Unencumbered Properties subject to Eligible Ground Leases exceeds 10% of the aggregate Net Operating Income of all Unencumbered Properties at such time, the Net Operating Income attributable to such Unencumbered Property in excess of such 10% threshold shall be excluded from the calculation of Borrowing Base Amount at such time.
“Borrowing Base Release Transaction” has the meaning specified in Section 2.18(c).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capitalization Rate” means six and one-half percent (6.50%).
“Capped Value” means, at any time with respect to any Unencumbered Property, an amount equal to (i) the product of (x) the Net Operating Income from such Unencumbered Property for the then most recently ended fiscal quarter, multiplied by (y) four, divided by (ii) the Capitalization Rate.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(a)    United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);
(b)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
(c)    marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;
(d)    commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A‑2 from S&P or at least P‑2 from Moody’s;
(e)    time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000; and

(f)    investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including, without limitation, Regulation D issued by the FRB) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c)the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the REIT, or control over the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or
(d)(i) the REIT shall cease to be the sole general partner of the Borrower or shall cease to own, directly, (x) 100% of the general partnership interests of the Borrower and (y) Equity Interests of the Borrower representing at least 90% of the total economic interests of the Equity Interests of the Borrower, in each case free and clear of all Liens (other than Permitted Equity Encumbrances) or (ii) any holder of a limited partnership interest in the Borrower is provided with or obtains voting rights with respect to such limited partnership interest that are more expansive in any respect than the voting rights afforded to limited partners of the Borrower under the Organization Documents of the Borrower in effect on the Closing Date.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agents” means, collectively, PNC Bank, National Association and Wells Fargo Bank, National Association, in their respective capacities as Co-Documentation Agents under the credit facility provided under this Agreement.
“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.
“Commitment Increase Amendment” has the meaning specified in Section 2.15(f).
“Committed Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.
“Committed Loan” means a Term Loan or a Revolving Credit Loan, as the context may require.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Group” means, collectively, the Loan Parties and their Consolidated Subsidiaries.
“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate or any Non-Wholly Owned Consolidated Subsidiary, the percentage interest held by the REIT and its Wholly Owned Subsidiaries, in the aggregate, in such Person determined by calculating the percentage of Equity Interests of such Person owned by the REIT and its Wholly Owned Subsidiaries.
“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person that are consolidated with such Person for financial reporting purposes under GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.
“Debt Rating” means, as of any date of determination, the rating assigned by a Rating Agency to the REIT’s non-credit enhanced, senior unsecured long term debt as in effect on such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans under the Revolving Credit Facility (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.80% per annum; provided, however, that (x) with respect to a Base Rate Loan, the Default Rate shall be an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans for the Facility under which such Loan was made (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.80% per annum and (y) with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate, plus (ii) the Applicable Rate for Eurodollar Rate Loans for the Facility under which such Loan was made (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.80% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate then applicable to Letter of Credit Fees, plus 2.80% per annum.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or amounts payable pursuant to Section 11.04(c)) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Direct Owner” means, as to any Property that is owned by or ground leased to a Subsidiary of the Borrower, the Subsidiary of the Borrower that directly owns or ground leases such Property.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EBITDA” means, with respect to the Consolidated Group for any period, the sum of (a) Net Income for such period, in each case, excluding, without duplication, (i) any non-recurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from the early extinguishment of indebtedness during such period and (iii) any net income or gain or any loss resulting from a Swap Contract (including by virtue of a termination thereof) during such period, plus (b) an amount which, in the determination of Net Income for such period pursuant to clause (a) above, has been deducted for or in connection with: (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization, all as determined in accordance with GAAP for such period and (iv) adjustments as a result of the straight lining of rents, plus (c) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary for such period shall be included in the calculation of EBITDA.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Eligible Ground Lease” means a ground lease that on the date of determination (a) has a minimum remaining term of thirty (30) years, including extension options controlled exclusively by the tenant, (b) permits the Loan Party party thereto to grant a Lien thereon to secure the Obligations without the consent of any Person (other than any consent that has been obtained), (c) no default has occurred and is continuing, and no terminating event has occurred by any Loan Party or Subsidiary thereof, thereunder, (d) is not encumbered by any Liens, negative pledges and/or encumbrances, (e) no party thereto is subject to a proceeding under any Debtor Relief Law and (f) is otherwise reasonably acceptable to the Administrative Agent.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“ESA” has the meaning specified in Section 6.17.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and
(c)    if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Debt” means any and all Non-Recourse Indebtedness secured solely by one of the Properties listed on Schedule 1.01(A) and/or the Equity Interests of the Subsidiary of the Borrower that owns such Property.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 25, 2013, among the Borrower, the REIT, certain subsidiaries of the Borrower, the lenders party thereto and Bank of America, as administrative agent, swing line lender and letter of credit issuer thereunder as in effect on the Closing Date.
“Existing Letter of Credit” means a “Letter of Credit” issued pursuant to the terms of, and as defined in, the Existing Credit Agreement and outstanding on the Closing Date and described on Schedule 1.01(B).
“Existing Maturity Date” has the meaning specified in Section 2.14(a).
“Extension Notice” has the meaning specified in Section 2.14(a).
“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.
“Facility Fee” has the meaning specified in Section 2.09(a)(ii).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated May 27, 2016, among the Borrower, the Administrative Agent and MLPFS.
“First Maturity Date Extension” has the meaning specified in Section 2.14(a).
“Fixed Charges” means, with respect to the Consolidated Group, as of any date of determination, an amount equal to the sum, without duplication, of (i) Interest Expense for the most recently ended fiscal quarter, (ii) scheduled payments of principal on Total Indebtedness made or required be made during the most recently ended fiscal quarter (excluding any balloon payments payable on maturity of any such Total Indebtedness), (iii) the amount of dividends or distributions paid or required to be paid by any member of the Consolidated Group to any Person that is not a member of the Consolidated Group during the most recently ended fiscal quarter in respect of its preferred Equity Interests and (iv) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates. For the avoidance of doubt, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Fixed Charges.
“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” means, with respect to any period and without double counting, an amount equal to the Net Income for such period, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a Responsible Officer of the REIT containing calculations in reasonable detail satisfactory to the Administrative Agent. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis. In addition, “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and effective January 1, 2009, including, without limitation, (i) the addition to Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income of costs and expenses related to acquisition transactions terminated during such period.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (i) the REIT and (ii) each Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Subsidiary of the Borrower that becomes a guarantor of the Obligations in accordance with Section 6.12, in each case, to the extent such Subsidiary is not released from its guarantee of the Obligations by the Administrative Agent in accordance with the provisions of this Agreement.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Creditor Parties.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increase Effective Date” has the meaning specified in Section 2.15(a).
“Incremental Commitments” means Incremental Revolving Commitments and/or Incremental Term Commitments.
“Incremental Revolving Commitment” has the meaning specified in Section 2.15(a).
“Incremental Term Commitment” has the meaning specified in Section 2.15(a).
“Incremental Term Loans” means any loans made pursuant to any Incremental Term Commitments.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
(e)capital leases, Synthetic Lease Obligations, Synthetic Debt and Off-Balance Sheet Arrangements;
(f)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(g)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and
(h)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof: (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, (b) the Indebtedness of the Consolidated Group shall include, with respect to the foregoing items and components thereof attributable to Indebtedness of Non-Wholly Owned Consolidated Subsidiaries, only the Consolidated Group Pro Rata Share thereof, (c) the Indebtedness of the Consolidated Group shall include the Consolidated Group Pro Rata Share of the foregoing items and components thereof attributable to Indebtedness of Unconsolidated Affiliates, (d) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (e) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).

“Indirect Owner” means, as to any Property owned by or ground leased to a Subsidiary of the Borrower, each other Subsidiary of the Borrower that owns a direct or indirect interest in the Direct Owner of such Property.

“Information” has the meaning specified in Section 11.07.
“Interest Expense” means, for any period, without duplication, total interest expense of the Consolidated Group for such period (including the Consolidated Group Pro Rata Share of total interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates and, for the avoidance of doubt, capitalized interest); provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the total interest expense of such Non-Wholly Owned Consolidated Subsidiary for such period shall be included in Interest Expense.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is six months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Credit Rating” means receipt of a Debt Rating of Baa3 or better from Moody’s or BBB- or better from S&P.
“Investment Grade Pricing Effective Date” means the first Business Day following the date on which (i) the REIT has obtained an Investment Grade Credit Rating and (ii) the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) certifying that an Investment Grade Credit Rating has been obtained by the REIT and is in effect (which certification shall also set forth the Debt Rating(s) received, if any, from each Ratings Agency as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Rate apply to the pricing of the Facilities.

“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $60,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Leverage-Based Applicable Rate” means the applicable percentages per annum set forth below determined by reference to the ratio of Total Indebtedness to Total Asset Value as set forth in the most recent Compliance Certificate received by the Administrative Agent and the Lenders pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Ratio of Total Indebtedness to Total Asset Value	Revolving Credit Facility		Term Facility
		Eurodollar Rate (and Letters of Credit)	Base Rate	Eurodollar Rate	Base Rate
I	< 45%	1.40%	0.40%	1.30%	0.30%
II	≥ 45% but < 50%	1.55%	0.55%	1.45%	0.45%
III	≥ 50% but < 55%	1.70%	0.70%	1.60%	0.60%
IV	≥ 55%	2.00%	1.00%	1.90%	0.90%
Any increase or decrease in the Leverage-Based Applicable Rate resulting from a change in the ratio of Total Indebtedness to Total Asset Value shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, negative pledge, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and the Fee Letter.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Acquisition” means any acquisition or series of acquisitions by a member of the Consolidated Group in which the aggregate purchase price of all assets (including any Equity Interests) acquired pursuant thereto exceeds ten percent (10%) of the Total Asset Value as of the last day of the then most recently ended fiscal quarter of the REIT for which financial statements are publicly available.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the REIT or the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or that is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, the later of (i) June 27, 2020 and (ii) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section and (b) with respect to the Term Facility, June 27, 2021; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maturity Date Extension” has the meaning specified in Section 2.14(a).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgageability Amount” means, as of any date, an imputed annual amount of principal and interest that would be due on a loan the outstanding principal amount of which is on such date equal to the Total Unsecured Indebtedness assuming such loan was a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty years at a per annum interest rate equal to the greatest of (i) the weighted average interest rate applicable to such Total Unsecured Indebtedness on such date, (ii) two and one half percent (2.50%) in excess of the then most-recently published annual yield to maturity of the U.S. Treasury Constant Maturity Series with a ten (10) year maturity, as such yield is reported on such date in the “Federal Reserve Statistical Release H.15 - Selected Interest Rates”, or any successor publication, published by the FRB in effect on the date of calculation and (iii) 6.50%.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means, with respect to any issuance or sale by the REIT of any of its Equity Interests, the excess of (i) the sum of the cash and Cash Equivalents received by the REIT in connection with such issuance or sale, less (ii) underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by the REIT in connection with such issuance or sale, other than any such amounts paid or payable to an Affiliate of the REIT.
“Net Income” means, for any period, the sum, without duplication, of (i) the net income (or loss) of the REIT and its Wholly Owned Subsidiaries for such period and (ii) the aggregate amount of cash actually distributed by Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates during such period to the REIT or its Wholly Owned Subsidiary as a dividend or other distribution; provided, however, that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period and (b) the net income of any Wholly Owned Subsidiary of the REIT during such period to the extent that the declaration or payment of dividends or similar distributions by such Wholly Owned Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Wholly Owned Subsidiary during such period, except that the REIT’s equity in any net loss of any such Wholly Owned Subsidiary for such period shall be included in determining Net Income, and (and in the case of a dividend or other distribution to a Wholly Owned Subsidiary of the REIT, such Wholly Owned Subsidiary is not precluded from further distributing such amount to the REIT as described in clause (b) of this proviso).
“Net Operating Income” means, with respect to any Property for any period, an amount equal to (a) the aggregate gross revenues from the operation of such Property during such period from tenants in occupancy and paying rent, minus

(b) the sum of all expenses and other proper charges incurred in connection with the operation of such Property during such period (including management fees (which deduction for management fees shall be an amount equal to the greater of (x) three percent (3.00%) of the aggregate base rent and percentage rent due and payable with respect to such Property during such period and (y) the aggregate amount of any actual management, advisory or similar fees paid during such period) and accruals for real estate taxes and insurance, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP. For the avoidance of doubt, the components of Net Operating Income with respect to Properties that are owned by any Person for less than one fiscal quarter will be included in calculating Net Operating Income as if such Properties were owned by such Person for the then most recently ended fiscal quarter.
“New Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel pursuant to which an Eligible Assignee becomes a Lender.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all Lenders of a Facility or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders or the Required Term Lenders or Required Revolving Lenders, as applicable.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness (“Holdco Indebtedness”) of such Single Asset Holding Company resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) recourse for payment of such Holdco Indebtedness (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of such Single Asset Entity.
“Non-Wholly Owned Consolidated Subsidiary” means a Consolidated Subsidiary of the REIT that is not a Wholly Owned Subsidiary of the REIT.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which a Non-Wholly Owned Subsidiary or an Unconsolidated Affiliate is a party, under which any member of the Consolidated Group has:
(a)    any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;
(b)    a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c)    any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the REIT’s stock and classified in stockholders’ equity in the REIT’s statement of financial position, as described in FASB ASC 815-10-15-74; or
(d)    any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, any member of the Consolidated Group, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, any member of the Consolidated Group.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Owner” means, as to any Property, the Direct Owner of such Property or any Indirect Owner of such Direct Owner.
“Pari Passu Obligations” means Unsecured Indebtedness of any Loan Party (exclusive of the Obligations) owing to a Person that is not a member of the Consolidated Group or an Affiliate thereof.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Equity Encumbrances” means
(a)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(b)    Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 6.04; and
(c)    Permitted Pari Passu Provisions.
“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (a) limitations on the ability of a Loan Party or any of its Subsidiaries to make Restricted Payments or transfer property to the Borrower or any Guarantor which limitations, taken as a whole, are substantially the same as or less restrictive than those contained in this Agreement, (b) limitations on the creation of any Lien on any assets of a Loan Party that, taken as a whole, are substantially the same as or less restrictive than those contained in this Agreement or (c) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.
“Permitted Property Encumbrances” means:
(a)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(c)    easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(d)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(e)    the rights of tenants under leases and subleases entered into in the ordinary course of business; provided that (i) such leases and subleases contain market terms and conditions (excluding rent), (ii) such rights of tenants constituting Liens do not secure any Indebtedness and (iii) such leases and subleases do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the applicable Person;
(f)    rights of lessors under Eligible Ground Leases; and
(g)    Permitted Pari Passu Provisions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pricing Grid” means (i) prior to the Investment Grade Pricing Effective Date, the pricing grid set forth in the definition of “Leverage-Based Applicable Rate” and (ii) on and after the Investment Grade Pricing Effective Date, the pricing grid set forth in the definition of “Ratings-Based Applicable Rate”.
“Pro Forma Closing Date Compliance Certificate” has the meaning specified in Section 4.01(a)(x).
“Property” means any real property assets owned or leased or acquired by one or more of the Borrower and its Subsidiaries.

“Public Lender” has the meaning specified in Section 6.02.
“Rating Agency” means any of S&P or Moody’s.
“Ratings-Based Applicable Rate” means the applicable percentages per annum determined, at any time, based on the range into which the Debt Ratings then fall, in accordance with the following table:

Applicable Rate
Pricing Level	Debt Ratings (Moody’s/S&P)	Revolving Credit Facility			Term Facility
		Eurodollar Rate (and Letters of Credit)	Base Rate	Facility Fee	Eurodollar Rate	Base Rate
I	≥ A- / A3	0.850%	0.000%	0.125%	0.900%	0.000%
II	BBB+ / Baa	0.900%	0.000%	0.150%	0.950%	0.000%
III	BBB / Baa2	1.000%	0.000%	0.200%	1.100%	0.100%
IV	BBB- / Baa3	1.200%	0.200%	0.250%	1.350%	0.350%
V	< BBB- / Baa3	1.550%	0.550%	0.300%	1.750%	0.750%
If at any time the REIT has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P), the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used.
Initially, the Ratings-Based Applicable Rate shall be determined based upon the Debt Rating(s) specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date”. Thereafter, each change in the Ratings-Based Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the REIT to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Indebtedness” means Indebtedness for borrowed money (other than Indebtedness under the Loan Documents) in respect of which recourse for payment is to any Loan Party, excluding any Indebtedness in which recourse for payment to any Loan Party is limited solely for fraud, misrepresentation, misapplication of cash, waste, failure to pay taxes, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings of real estate.
“Register” has the meaning specified in Section 11.06(c).
“REIT” has the meaning specified in the introductory paragraph hereto.
“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Payment” has the meaning specified in Section 10.11.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, two or more Lenders having at least 66-2/3% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Required Revolving Lenders” means, as of any date of determination, two or more Revolving Credit Lenders having at least 66-2/3% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Required Term Lenders” means, as of any date of determination, two or more Term Lenders having at least 66-2/3% of the Term Facility on such date; provided that the portion of the Term Facility held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Responsible Officer” means (a) in the case of any Loan Party that has one or more officers, (i) the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or controller of the applicable Loan Party designated as an “Authorized Signer” in Section I of the Borrower’s Instruction Certificate or for whom the Administrative Agent has received an incumbency certificate, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the applicable Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any officer or employee of the applicable Loan Party designated as an “Authorized Person” in Section II of the Borrower’s Instruction Certificate or for whom the Administrative Agent has received an incumbency certificate, and (b) in the case of any Loan Party that does not have any officers, (i) the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or controller of the general partner, manager, managing member or member, as applicable, of such Loan Party designated as an “Authorized Signer” in Section I of the Borrower’s Instruction Certificate or for whom the Administrative Agent has received an incumbency certificate, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the general partner, manager, managing member or member, as applicable, of such Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any officer or employee of the general partner, manager, managing member or member, as applicable, of such Loan Party designated as an “Authorized Person” in Section II of the Borrower’s Instruction Certificate or for whom the Administrative Agent has received an incumbency certificate. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party (or general partner, manager, managing member or member, as applicable, of such Loan Party) and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. On the Closing Date, the Revolving Credit Facility is $150,000,000.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-1.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Maturity Date Extension” has the meaning specified in Section 2.14(a).
“Secured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or held by any Person or any Subsidiary thereof; provided that a negative pledge shall not, in and of itself, cause any Indebtedness to be considered to be Secured Indebtedness.
“Secured Recourse Indebtedness” means, with respect to any Person, Recourse Indebtedness of such Person that is secured by a Lien.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns or leases pursuant to an Eligible Ground Lease a single real property and/or cash and other assets of nominal value incidental to such Person’s ownership of such real property; (b) is engaged only in the business of owning, developing and/or leasing such real property; and (c) receives substantially all of its gross revenues from such real property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer or the chief accounting officer of the REIT, substantially in the form of Exhibit I.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT.
“Subsidiary Guarantors” means, collectively, all of the Guarantors other than the REIT.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tangible Net Worth” means, for the Consolidated Group as of any date of determination, (a) total equity of the Consolidated Group, minus (b) all intangible assets of the Consolidated Group, plus (c) all accumulated depreciation of the Consolidated Group, in each case on a consolidated basis determined in accordance with GAAP; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Tangible Net Worth.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).
“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means, (a) at any time on or prior to the Closing Date, the aggregate amount of the Term Lenders’ Term Commitments at such time and (b) at any time after the Closing Date, the aggregate amount of Term Loans of all Term Lenders outstanding at such time. On the Closing Date, the Term Facility is $150,000,000.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds a Term Loan at such time.
“Term Loan” means an advance made by a Term Lender under the Term Facility.
“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.
“Threshold Amount” means $10,000,000.
“Total Asset Value” means, with respect to the Consolidated Group as at any date of determination, without duplication, the sum of the following: (a) an amount equal to (1) Net Operating Income from all Properties owned by the Consolidated Group for the then most recently ended fiscal quarter, minus Net Operating Income attributable to all such Properties that were sold or otherwise disposed of during the then most recently ended fiscal quarter, multiplied by four, divided by (2) the Capitalization Rate, plus (b) the aggregate acquisition cost of all owned Properties acquired by the Consolidated Group during the then most recently ended period of four fiscal quarters, plus (c) fee income generated by the Consolidated Group from (i) asset and property management fees, (ii) development fees, (iii) construction fees and (iv) leasing fees for the then most recently ended fiscal quarter, multiplied by four, then multiplied by five, provided that if at any time the amount under this clause (c) exceeds 15% of Total Asset Value at such time, such excess fee income shall be excluded from the calculation of Total Asset Value at such time, plus (d) the aggregate book value of all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the Consolidated Group on such date, plus (e) the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in Unconsolidated Affiliates on such date, plus (f) all Unrestricted Cash existing on such date; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of clauses (a) through (d) attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Asset Value.
“Total Credit Exposure” means, as to any Lender at any time, the Applicable Percentage of the Term Facility, the unused Revolving Credit Commitment and Revolving Credit Exposure of such Lender at such time.
“Total Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness of the Consolidated Group on such date determined on a consolidated basis; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of Indebtedness attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Indebtedness.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Total Secured Indebtedness” means, as at any date of determination, the aggregate amount of all Secured Indebtedness of the Consolidated Group on such date determined on a consolidated basis; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of Secured Indebtedness attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Secured Indebtedness.
“Total Unsecured Indebtedness” means, as at any date of determination, the aggregate amount of all Unsecured Indebtedness of the Consolidated Group on such date determined on a consolidated basis; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of Unsecured Indebtedness attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Unsecured Indebtedness.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Unconsolidated Affiliate” means, at any date, an Affiliate of the REIT whose financial results are not required to be consolidated with the financial results of the REIT in accordance with GAAP.
“Unencumbered Asset Value” means, at any time for the Consolidated Group, without duplication, the sum of the following: (a) Unencumbered NOI divided by the Capitalization Rate, plus (b) the aggregate acquisition cost of all Unencumbered Properties acquired during the then most recently ended period of four fiscal quarters; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of such acquisition cost attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Unencumbered Asset Value.
“Unencumbered NOI” means, at any time for the Consolidated Group, the sum of the Net Operating Income of all Unencumbered Properties for the then most recently ended fiscal quarter multiplied by four, minus Net Operating Income attributable to Unencumbered Properties that were Disposed of by the Consolidated Group during the then most recently ended fiscal quarter multiplied by four, minus the aggregate Annual Capital Expenditure Adjustment with respect to all Unencumbered Properties; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Unencumbered NOI. For the avoidance of doubt, the Net Operating Income of Unencumbered Properties that are owned by the Consolidated Group for less than one fiscal quarter will be included in calculating Unencumbered NOI as if such Properties were owned by the Consolidated Group for the then most recently ended fiscal quarter.
“Unencumbered Property” means any Property that meets each of the following criteria:
(a)    such Property is either (i) a retail facility or (ii) a mixed-use facility with respect to which at least 75% of gross income is generated by the retail component of such facility;
(b)    such Property is located in the United States of America;

(c)    such Property is Wholly-Owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to, a Subsidiary Guarantor;
(d)    each Owner of such Property is a Wholly Owned Subsidiary of the Borrower that is a Subsidiary Guarantor;
(e)    each Owner of such Property is organized in a state within the United States of America;
(f)    none of the Equity Interests of any Owner of such Property are subject to any Liens (including, without limitation, any restriction contained in the organizational documents of any such Subsidiary that limits the ability to create a Lien thereon as security for indebtedness) other than Permitted Equity Encumbrances;
(g)    such Property (and the income therefrom and proceeds thereof) is not subject to any negative pledge and/or other encumbrance or restriction on the ability of any Owner of such Property to Dispose of, pledge, transfer or otherwise encumber such Property or any income therefrom or proceeds thereof (other than Permitted Property Encumbrances) and is not subject to any ground lease (other than an Eligible Ground Lease);
(h)    such Property is free of all title, survey and other defects that would interfere with the use of such property for its intended purpose in any material respect;
(i)    such Property is free of Hazardous Materials except as would not materially affect the value of such Property;
(j)    the occupancy rate with respect to such Property is at least 75%;
(k)    no Owner of such Property is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than Indebtedness under the Loan Documents and Unsecured Indebtedness; and
(l)    no Owner of such Property is subject to any proceedings under any Debtor Relief Law.

“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Cash” means, at any time, (a) the aggregate amount of cash and Cash Equivalents of the REIT and its Wholly Owned Subsidiaries at such time that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash and Cash Equivalents are maintained), minus (b) the sum of (i) $7,500,000, (ii) amounts included in the foregoing clause (a) that are held by a Person other than the REIT or a Wholly Owned Subsidiary as a deposit or security for Contractual Obligations and (iii) the Total Unsecured Indebtedness at such time.
“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is not Secured Indebtedness, including Indebtedness under the Loan Documents.
“Unused Fee” has the meaning specified in Section 2.09(a)(i).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Usage” means, with respect to any day, the ratio (expressed as a percentage) of (a) the sum of (i) the Outstanding Amount of Revolving Credit Loans on such day and (ii) the Outstanding Amount of L/C Obligations on such day to (b) the Revolving Credit Commitments in effect on such day. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Revolving Credit Commitments for purposes of determining “Usage”.
“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.
“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any member of the Consolidated Group shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT and its Subsidiaries or to the determination of any amount for the REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04    Rounding
Any financial ratios required to be maintained by one or more Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day; Rates
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.
1.06    Letter of Credit Amounts
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II.	THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Loans

(a)Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) Availability shall be greater than or equal to $0, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment; provided, however, that after giving effect to the Term Borrowing, Availability shall be greater than or equal to $0. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Loans

(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the

Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two or three months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Term Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the Borrower Remittance Instructions; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than seven Interest Periods in effect with respect to Committed Loans.
(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03    Letters of Credit

(a)    The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) Availability shall be greater than or equal to $0, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued by the L/C Issuer pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)The L/C Issuer shall not issue any Letter of Credit, if the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Administrative Agent and the L/C Issuer have approved such expiry date; provided that in no event will any Letter of Credit have an expiry date that is later than the first anniversary of the Maturity Date for the Revolving Credit Facility.
(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;
(D)the Letter of Credit is to be denominated in a currency other than Dollars; or
(E)any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(a)    Procedures for Issuance and Amendment of Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(iv)    If the expiry date of any Letter of Credit would occur after the Maturity Date for the Revolving Credit Facility, the Borrower hereby agrees that it will at least thirty (30) days prior to such Maturity Date (or, in the case of a Letter of Credit issued on or after thirty (30) days prior to the Maturity Date for the Revolving Credit Facility, on the date of such issuance) Cash Collateralize such Letter of Credit in an amount equal to 105% of the L/C Obligations arising or expected to arise in connection with such Letter of Credit.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP;
(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the

Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.17, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for the Revolving Credit Facility times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate for the Revolving Credit Facility during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for the Revolving Credit Facility separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04    Swing Line Loans

(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) Availability shall be greater than or equal to $0, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds in accordance with the Borrower Remittance Instructions.

(c)    Refinancing of Swing Line Loans.
(i)The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(v)At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
(vi)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05    Prepayments

(a)    Optional Prepayments.
(i)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Committed Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000; and (C) any prepayment of Base Rate Committed Loans shall be in a minimum principal amount of $500,000, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.
(ii)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory Prepayments.
(i)    If for any reason (x) Availability is at any time less than $0 or (y) Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect, the Borrower shall immediately (I) prepay Loans (including Swing Line Loans and L/C Borrowings) and/or (II) Cash Collateralize the L/C Obligations (other than the L/C Borrowings) and /or (III) prepay other Unsecured Indebtedness in an aggregate amount necessary to cause Availability to be greater than or equal to $0 and Total Revolving Credit Outstandings to equal or be less than the Revolving Credit Facility then in effect, as the case may be; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.
(ii)    Prepayments made pursuant to this Section 2.05(b)(i), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations, and fourth, shall be applied ratably to the Term Facility. Upon a drawing under any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06    Termination or Reduction of Commitments

(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) Availability would be less than $0 or (y) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility. Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
(b)    Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing after giving effect thereto.

2.07    Repayment of Loans

(a)    The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date of the Revolving Credit Facility.
(c)    The Borrower shall repay to the Term Lenders on the Maturity Date of the Term Facility the aggregate principal amount of all Term Loans outstanding on such date.

2.08    Interest
.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Committed Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
(b)    (i)    While any Event of Default exists under Section 8.01(a)(i) or Section 8.01(f), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees

In addition to certain fees described in subsections (h) and (i) of Section 2.03 and in Sections 2.14(b)(v) and 2.15(e):
(a)    Revolving Credit Facility Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage,
(vii)prior to the Investment Grade Pricing Effective Date, an unused line fee (the “Unused Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (x) the Outstanding Amount of Revolving Credit Loans and (y) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17; and
(viii)at all times on and after the Investment Grade Pricing Effective Date, a facility fee (the “Facility Fee”) equal to the “Facility Fee” component of the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Commitments have terminated, the Total Revolving Credit Outstandings)

For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Revolving Credit Facility for purposes of determining the Unused Fee. Accrued Unused Fees pursuant to clause (i) above and Facility Fees pursuant to clause (ii) above shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Unused Fee and Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate or the “Facility Fee”

component of the Applicable Rate, as applicable, during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate or the “Facility Fee” component of the Applicable Rate, as the case may be, separately for each period during such quarter that such Applicable Fee Rate or “Facility Fee” component of the Applicable Rate was in effect.
(b)    Other Fees. The Borrower shall pay to MLPFS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate

(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the ratio of Total Indebtedness to Total Asset Value as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Total Indebtedness to Total Asset Value would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Facilities and the repayment of all other Obligations hereunder.

2.11    Evidence of Debt

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them in respect of the Facilities, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Extension of Maturity Date in respect of Revolving Credit Facility

(a)    Request for Extension. The Borrower may, by written notice to the Administrative Agent (such notice, an “Extension Notice”) not earlier than 90 days and not later than 30 days prior to the Maturity Date then in effect hereunder for the Revolving Credit Facility (the “Existing Maturity Date”), request that the Revolving Credit Lenders extend the Maturity Date for the Revolving Credit Facility for an additional six (6) month period from such Existing Maturity Date (the “First Maturity Date Extension”), and (if so extended) for an additional six (6) month period to the fifth anniversary of the Closing Date (the “Second Maturity Date Extension” and

together with the First Maturity Date Extension, each a “Maturity Date Extension”). The Administrative Agent shall distribute any such Extension Notice to the Revolving Credit Lenders promptly following its receipt thereof.

(b)    Conditions Precedent to Effectiveness of each Maturity Date Extension. As conditions precedent to the effectiveness of each Maturity Date Extension, each of the following requirements shall be satisfied:
(i)    The Administrative Agent shall have received an Extension Notice within the period required under subsection (a) above;
(ii)    On the date of such Extension Notice and both immediately before and immediately after giving effect to such Maturity Date Extension, no Default or Event of Default shall have occurred and be continuing;
(ix)The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their Applicable Revolving Credit Percentages as of the applicable Existing Maturity Date, an extension fee in an amount equal to 0.075% of the Revolving Credit Facility in effect on such Existing Maturity Date, it being agreed that such fee shall be fully earned when paid and shall not be refundable for any reason;
(x)The Administrative Agent shall have received a certificate of each Loan Party dated as of the applicable Existing Maturity Date signed by a Responsible Officer of such Loan Party certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Existing Maturity Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (z) for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists; and
(xi)The Borrower and the other Loan Parties shall have delivered to the Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Obligations, including, without limitation, reaffirmations of the Guaranty, executed by the Loan Parties party thereto.

2.15    Increase in Facilities

(a)    Request for Increase. The Borrower may by written notice to the Administrative Agent request, from time to time, to increase the aggregate principal amount of the Facilities to an amount not exceeding $450,000,000 by increasing the existing Revolving Credit Commitments (each, an “Incremental Revolving Commitment”) and/or by establishing one or more new term loan commitments (each, an “Incremental Term Commitment”); provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the aggregate limit in respect of the Facilities set forth above) and (ii) the Borrower may make a maximum of three such requests. Each notice from the Borrower pursuant to this Section 2.15 shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (the “Notice Period”) and (ii) the identity of each Lender and each other Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amount of Incremental Revolving Commitment and/or Incremental Term Commitment being requested from each such Lender and Eligible Assignee; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment and any Lender not responding within the Notice Period shall be deemed to have declined to provide such Incremental Commitment. The Administrative Agent and the Borrower shall thereafter determine the effective date (each an “Increase Effective Date”) and the final allocation of such Incremental Commitments among the Lenders and Eligible Assignees.

(b)    Conditions. The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:
(i)    the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Commitments and the Credit Extensions, if any to be made on such Increase Effective Date (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that (1) such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (3) for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists;
(ii)    the Borrower shall have delivered any Notes requested by the Lenders to reflect such Incremental Commitments;
(iii)    the Administrative Agent shall have received documentation from each Person providing an Incremental Commitment evidencing its Incremental Commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent, including, without limitation a New Lender Joinder Agreement, subject in each case to any requisite consents required under Section 11.06;
(iv)    the Borrower shall have paid to MLPFS the fee required to be paid pursuant to the Fee Letter in connection with such Incremental Commitments;
(v)    the Borrower shall make any breakage payments in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.15(d);
(vi)    if requested by the Administrative Agent or any Lender or other Eligible Assignee participating in the Incremental Commitments, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Incremental Commitments as the Administrative Agent may reasonably request; and
(vii)    the Borrower shall have delivered or caused to be delivered such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any of the Lenders or other Eligible Assignees providing the Incremental Commitments or, in the case of Incremental Revolving Commitments, the L/C Issuer or the Swing Line Lender, reasonably may require.

(c)    Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the Incremental Commitments shall be as follows:
(i)    the terms and provisions of the Incremental Term Loans shall be identical to the then existing Term Loans (it being understood that Incremental Term Loans may be a part of the Term Facility) except such Incremental Term Loans may have such maturity date as the Borrower, the Administrative Agent and the Lenders and Eligible Assignees making such Incremental Term Loans may agree;
(ii)    the terms and provisions of the Incremental Revolving Commitments and the Revolving Credit Loans made pursuant thereto shall be identical and pursuant to the exact same documentation applicable to the existing Revolving Credit Commitments and Revolving Credit Loans;

(d)    Adjustment of Revolving Credit Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, if any Revolving Credit Loans are outstanding on such Increase Effective Date, then, subject to the satisfaction of the foregoing terms and conditions and the conditions set forth in Section 4.02, each Revolving Credit Lender and other Eligible Assignee that is providing such Incremental Revolving Commitments shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the existing Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such increase. If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Credit Loans in accordance with Section 2.01(a).

(e)    Making of Incremental Term Loans. On any Increase Effective Date on which Incremental Term Commitments are effective, subject to the satisfaction of the foregoing terms and conditions and the conditions set forth in Section 4.02, each Lender and Eligible Assignee that has agreed to provide an Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Commitment.

(f)    Amendments. If any amendment to this Agreement is required to give effect to any addition of Incremental Commitments or Loan made pursuant thereto in accordance with this Section 2.15, then such amendment shall be effective if executed by the Loan Parties, each Lender providing such Incremental Commitments and the Administrative Agent (each such amendment is a “Commitment Increase Amendment”).
(g)    Equal and Ratable Benefit. The Loans and Incremental Commitments established pursuant to this paragraph shall constitute Loans, Commitments and Obligations under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty.
(h)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16    Cash Collateral

(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17    Defaulting Lenders

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” and Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender that is a Revolving Credit Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, and, with respect to any Defaulting Lender that is a Revolving Credit Lender, the Swing Line Lender and the L/C Issuer, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18    Inclusion of Additional Properties in Borrowing Base Amount; Removal of Properties from Borrowing Base Amount

(a)    Requirements for Properties to be Included in the Borrowing Base Amount. Properties may be added to the calculation of the Borrowing Base Amount on any Business Day prior to the later of the Maturity Date for the Revolving Credit Facility and the Maturity Date for the Term Facility; provided that prior to any Property being included in the calculation of the Borrowing Base Amount (and, in the case of the requirements set forth in clauses (ii), (iii) and (v) below, at all times that such Property is included in the calculation of the Borrowing Base Amount as provided in Section 2.18(b)), each of the following requirements shall have been satisfied with respect to such Property:
(i)    At least three Business Days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the inclusion of such Property in the calculation of the Borrowing Base Amount, the Borrower shall have provided the Administrative Agent with a written request for such Property to be included in the calculation of the Borrowing Base Amount, which request shall be accompanied by (w) reasonably detailed property diligence materials consistent with such diligence materials provided by the Borrower with respect to the Unencumbered Properties included on the Closing Date with respect to such Property, (x) a description of such Property, (y) a list of each Owner of such Property (each such Owner being referred to hereinafter as a “Proposed Unencumbered Subsidiary”) and (z) such additional documents and information as reasonably requested by the Administrative Agent;
(ii)    Such Property meets each of the criteria set forth in the definition of “Unencumbered Property” applicable to Unencumbered Properties;
(iii)    Each Proposed Unencumbered Subsidiary with respect to such Property meets each of the of the criteria set forth in the definition of “Unencumbered Property” applicable to Direct Owners or Indirect Owners, as applicable;
(iv)    The Administrative Agent shall have received an Availability Certificate from the Borrower showing that Availability, after giving effect to the inclusion of such Property in the calculation of the Borrowing Base Amount, is greater than or equal to $0;
(v)    After giving effect to the inclusion of such Property in the calculation of the Borrowing Base Amount, the Borrower shall be in compliance with Section 6.18; and
(vi)    The Administrative Agent shall have received such evidence that the requirements of clauses (ii), (iii) and (v) above have been satisfied, as well as such additional information regarding such Property, as may be reasonably requested by the Administrative Agent (on behalf of itself or any Lender).
(b)    Removal of Properties from the Borrowing Base Amount for Failure to Satisfy Unencumbered Property Criteria. If at any time any Property included in the calculation of the Borrowing Base Amount no longer satisfies all of the criteria set forth in the definition of Unencumbered Property, then (i) such Property shall automatically be removed from the calculation of the Borrowing Base Amount and (ii) the REIT shall, within two (2) Business Days after becoming aware that such Property is no longer an Unencumbered Property, provide the Administrative Agent and the Lenders with written notice thereof, together with (x) an Availability Certificate setting forth the calculation of Availability (giving effect to the removal of such Property from the Borrowing Base Amount) and (y) such information regarding such Property as reasonably requested by the Administrative Agent (on behalf of itself or any Lender). If, after giving effect to any such removal of the applicable Property from the calculation of the Borrowing Base Amount, Availability is less than $0, the Borrower shall immediately prepay Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount necessary to cause Availability to be greater than or equal to $0 in the manner specified in Section 2.05(b).
(c)    Removal of Properties Included in the Borrowing Base Amount. The Borrower may remove a Property from the calculation of the Borrowing Base Amount (including, without limitation, in connection with a Disposition of such Property) (each such transaction being referred to herein as a “Borrowing Base Release Transaction”) upon the completion of the following conditions precedent to the satisfaction of the Administrative Agent:
(i)    The Borrower shall have delivered to the Administrative Agent and the Lenders written notice of their desire to consummate such Borrowing Base Release Transaction on or prior to the date that is three (3) Business Days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date on which such Borrowing Base Release Transaction is to be effected;
(ii)    On or before the date that is three (3) Business Days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date of the proposed Borrowing Base Release Transaction, the Borrower shall have submitted to the Administrative Agent and the Lenders (x) an Availability Certificate giving pro forma effect to the proposed Borrowing Base Release Transaction, (y) a certificate executed by a Responsible Officer of the REIT certifying to the Administrative Agent and the Lenders that (A) immediately before and after giving effect to such Borrowing Base Release Transaction, no Default has occurred and is continuing and (B) after giving effect to such Borrowing Base Release Transaction, the Loan Parties will be in compliance with all covenants contained in Section 6.18 and, on a pro forma basis, Section 7.11; and
(iii)    If, after giving effect to the proposed Borrowing Base Release Transaction, Availability is less than $0, the Borrower shall have, simultaneously with or prior to the consummation of such release, prepaid Loans and L/C Borrowings and/or Cash Collateralized the L/C Obligations (other than the L/C Borrowings) in an aggregate amount necessary to cause Availability to be greater than or equal to $0 in the manner specified in Section 2.05(b).

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(i)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable) IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H‑4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Facilities and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, the “Impacted Loans”), or (b) the Administrative Agent or the affected Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the affected Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans
(a)    Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the

L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders

(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07    Survival

All of the Borrower’s obligations under this Article III shall survive the termination of the Facilities, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV.	CONDITIONS PRECEDENT TO Credit Extensions

4.01    Conditions of Effectiveness

The effectiveness of this Agreement and the obligation of each Term Lender to make its Term Loan hereunder is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, the Borrower’s Instruction Certificate and the Borrower Remittance Instructions, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)a Revolving Credit Note executed by the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note and a Term Note executed by the Borrower in favor of each Term Lender requesting a Term Note;
(iii)a duly completed Borrower’s Instruction Certificate executed by a Responsible Officer of the Borrower, together with such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(v)a favorable opinion of (A) Jason Blacksberg, in-house counsel to the Loan Parties, and (B) Venable LLP, special counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(vi)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since December 31, 2015 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that (1) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) could reasonably be expected to have a Material Adverse Effect and (D) a calculation of the ratio of Total Indebtedness to Total Asset Value as of the last day of the fiscal quarter of the REIT ended March 31, 2016;

(viii)a Solvency Certificate from the REIT certifying that, after giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent;
(ix)an Availability Certificate;
(x)a duly completed Compliance Certificate, giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date) (such Compliance Certificate, the “Pro Forma Closing Date Compliance Certificate”);
(xi)duly completed Borrower Remittance Instructions signed by a Responsible Officer of the Borrower;
(xii)the financial statements referenced in Section 5.05(a) and (b);
(xiii)evidence that the Existing Credit Agreement shall have been terminated in full and all amounts outstanding thereunder shall have been repaid in full (with customary accommodations made in respect of letters of credit issued thereunder) and all other existing Indebtedness of each Loan Party that is not permitted under this Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing such obligations have been, or concurrently with the Closing Date are being, released; and
(xiv)such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Required Lenders or the Required Term Lenders reasonably may require.
(b)Any fees required hereunder or under the Fee Letter to be paid on or before the Closing Date shall have been paid.
(c)Completion of all due diligence with respect to the REIT, the Borrower, and their respective Subsidiaries and properties in scope and determination satisfactory to the Administrative Agent, the Arrangers and Lenders in their sole discretion.
(d)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(e)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct as of the Closing Date (except to the extent any such representation or warranty only speaks of a different date).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    After giving effect to the proposed Credit Extension, Availability shall be greater than or equal to $0.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power

Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
5.03    Governmental Authorization; Other Consents

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
5.04    Binding Effect

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
5.05    Financial Statements; No Material Adverse Effect

(a)Each of the Audited Financial Statements and the audited consolidated balance sheet of the REIT for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the REIT and its

Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)The unaudited consolidated balance sheet of the REIT and its Consolidated Subsidiaries dated March 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the REIT and its Consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)The consolidated forecasted balance sheet and statements of income and cash flows of the REIT and its Consolidated Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the REIT’s best estimate of its future financial condition and performance.

5.06    Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.07    No Default

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    Environmental Compliance

The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    Insurance

The properties of the REIT and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the REIT, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in each of the localities where the REIT or any of its Subsidiaries operates and/or owns properties.

5.11    Taxes

The REIT and each of its Subsidiaries has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the REIT or any Subsidiary thereof that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
5.12    ERISA Compliance

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13    Subsidiaries; Equity Interests

As of the Closing Date, all of the outstanding Equity Interests in each Subsidiary Guarantor are owned, directly or indirectly, by the Borrower as set forth on Part (a) of Schedule 5.13 free and clear of all Liens. All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or organization and the address of its principal place of business.

5.14    Margin Regulations; Investment Company Act

(a)    Such Loan Party is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of such Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be margin stock.
(b)    None of the REIT, any Person Controlling the REIT, or any Subsidiary of the REIT is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15    Disclosure

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16    Compliance with Laws

Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17    Taxpayer Identification Number

Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02 (or, in the case of a Subsidiary that becomes a Loan Party after the Closing Date, is set forth in the information provided to the Administrative Agent with respect to such Subsidiary pursuant to Section 6.12).
5.18    Intellectual Property; Licenses, Etc.

Each Loan Party, and each of its Subsidiaries, owns, or possesses the right to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.19    OFAC

No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iv) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Credit Extension, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.
5.20    Solvency

Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
5.21    REIT Status; Stock Exchange Listing

(a)    The REIT is organized and operated in a manner that allows it to qualify for REIT Status.
(b)    At least one class of common Equity Interests of the REIT is listed on the New York Stock Exchange.

5.22    Subsidiary Guarantors
Each Owner of an Unencumbered Property is a Wholly Owned Subsidiary of the Borrower and is a Subsidiary Guarantor.

5.23    Anti-Corruption Laws; Anti-Money Laundering Laws

(e)The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(f)Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any Related Party thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.24    EEA Financial Institution
Neither the Borrower nor any Guarantor is an EEA Financial Institution.

Article VI.	AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, and 6.15) cause each Subsidiary thereof to:
6.01    Financial Statements

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) balance sheet of the REIT and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the REIT as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)as soon as available, but in any event at least 15 days before the end of each fiscal year of the REIT, forecasts prepared by management of the REIT, in form satisfactory to the Administrative Agent and the Required Lenders, of statements of income or operations and cash flows of the REIT and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the latest Maturity Date occurs) together with projected calculations of the financial covenants set forth in Section 7.11 as of the last day of each fiscal quarter during such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Loan Parties shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
6.02    Certificates; Other Information

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the REIT (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) (or the audit committee of the board of directors or similar governing body) of any Loan Party by independent accountants in connection with the accounts or books of the REIT or any Subsidiary, or any audit of any of them;
(d)promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders or other equity holders of the REIT, (ii) copies of each annual report, proxy or financial statement or other financial report sent to the limited partners of the Borrower and (iii) copies of all annual, regular, periodic and special reports and registration statements which any Loan Party or any Subsidiary thereof files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement that governs Indebtedness in an amount equal to or in excess of the Threshold Amount, and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(f)promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(g) as soon as available, and no later than thirty (30) days after the last day of each fiscal quarter of the REIT, or more frequently if requested by the Administrative Agent upon the occurrence and during the continuance of a Default, an Availability Certificate; and
(h)promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the REIT shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for maintaining its copies of such documents.
Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03    Notices
Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and
(e)    of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating; provided, that the provisions of this clause (e) shall only apply on and after the Investment Grade Pricing Effective Date.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Obligations

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05    Preservation of Existence, Etc.
(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties
(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07    Maintenance of Insurance
Maintain and cause each of its Subsidiaries to maintain and use commercially reasonable efforts to cause lessees and other Persons operating or occupying any of its Properties to maintain with financially sound and reputable insurance companies not Affiliates of the REIT, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses, including without limitation, insurance policies and programs sufficient to cover (a) the replacement value of the improvements on the subject Properties (less commercially reasonable deductible amounts) and (b) liability risks associated with such ownership (less commercially reasonable deductible amounts).
6.08    Compliance with Laws
Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records
(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.
6.10    Inspection Rights
Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
6.11    Use of Proceeds
Use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, capital expenditures, acquisitions, development and redevelopment, and other corporate purposes, in each case, not in contravention of any Law or of any Loan Document.
6.12    Additional Guarantors
If, after the Closing Date, the Borrower desires to include a Property as an Unencumbered Property in the calculation of the Borrowing Base Amount pursuant to Section 2.18(a), prior to the effectiveness of any such inclusion the Borrower shall:
(a)at least three (3) Business Days prior to the proposed date that such Property is to be included in the calculation of the Borrowing Base Amount (or such shorter period as the Administrative Agent shall agree):
(i)notify the Administrative Agent thereof in writing, which notice shall include the U.S. taxpayer identification for each Owner of such Property; and
(ii)    provide the Administrative Agent and each Lender with all documentation and other information concerning each Owner of such Property that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act;
(b)on or prior to the date that such Property is to be included in the calculation of the Borrowing Base Amount:
(i)    if requested by the Administrative Agent, deliver to the Administrative Agent the items referenced in Section 4.01(a)(iii), (iv) and (vi) with respect to each Owner of such Property;
(ii)    if requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such matters concerning the Owners of such Property and the Loan Documents as the Administrative Agent may reasonably request; and
(iii)    cause each Owner of such Property to become a Guarantor under this Agreement by executing and delivering to the Administrative Agent a joinder agreement in substantially the form of Exhibit G or such other document as the Administrative Agent shall deem appropriate for such purpose; and
(c)Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Owner of such Property are not reasonably satisfactory to the Administrative Agent or any Lender, such Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased, directly or indirectly, by any such Subsidiary shall be included as an Unencumbered Property without the prior written consent of the Administrative Agent.

6.13    Compliance with Environmental Laws
Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the REIT nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.14    Further Assurances

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Creditor Parties the rights granted or now or hereafter intended to be granted to the Creditor Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.15    Maintenance of REIT Status; Stock Exchange Listing

The REIT will, at all times (i) continue to be organized and operated in a manner that will allow it to qualify for REIT Status and (ii) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.
6.16    Material Contracts

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17    Preparation of Environmental Reports

At the request of the Required Lenders from time to time following a determination by the Required Lenders that there exists potential liability or responsibility of a Loan Party for a violation of any Environmental Law with respect to an Unencumbered Property or material risk of such potential liability or responsibility, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment complying with ASTM guidelines (an “ESA”) for any Unencumbered Property owned, leased or operated by a Loan Party described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, response or other corrective action to address any Hazardous Materials on such Unencumbered Properties, together with a letter from such environmental consultant permitting the Administrative Agent and the Lenders to rely on such ESA as if addressed to and prepared for each of them; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such ESA will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare an ESA at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any of its Subsidiaries that owns or leases any Unencumbered Property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment. In the absence of a Default, the Borrowers shall not be required to pay for more than one ESA per Unencumbered Property per year.
6.18    Minimum Amount and Occupancy of Unencumbered Properties

The Borrower shall at all times cause (i) the total number of Unencumbered Properties included in the calculation of the Borrowing Base Amount to be at least 15 and (ii) the aggregate occupancy of all Unencumbered Properties included in the calculation of the Borrowing Base Amount (determined on a percentage square foot occupied basis), based on tenants in occupancy and paying rent, to be at least 85%.
6.19    Compliance with Terms of Leases

Make all payments and otherwise perform all obligations in respect of all leases of real property to which it is party, as lessee, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Article VII.	NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:
7.01    Liens

Create, incur, assume or suffer to exist any Lien on (i) any Unencumbered Property other than Permitted Property Encumbrances, (ii) any Equity Interest of any Owner of any Unencumbered Property other than Permitted Equity Encumbrances or (iii) any income from or proceeds of any of the foregoing; or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Unencumbered Property.
7.02    Investments

Make any Investments, except:
(a)Investments held by the REIT or its Subsidiaries in the form of cash or Cash Equivalents;
(b)Investments by (i) any Loan Party or Subsidiary thereof in any Loan Party (other than the REIT), subject, in the case of Investments resulting in the incurrence of Indebtedness by a Loan Party, to Section 7.03 or (ii) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party (other than an Unconsolidated Affiliate);
(c)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or lessees to the extent reasonably necessary in order to prevent or limit loss;
(d)Investments in unimproved land holdings (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns unimproved land holdings) so long as, after giving effect to any such Investment, the aggregate amount of Investments made pursuant to this clause (d) (i) does not at any time exceed 5% of the Total Asset Value at such time and (ii) taken together with the aggregate amount of Investments made pursuant to clauses (e) through (h) of this Section 7.02, does not at any time exceed 25% of the Total Asset Value at such time;
(e)Investments (whether originated or acquired by the REIT or a Subsidiary thereof) consisting of commercial mortgage or mezzanine loans and commercial real estate-related notes receivable so long as the aggregate amount of Investments made pursuant to this clause (e) (i) does not at any time exceed 15% of the Total Asset Value at such time and (ii) taken together with the aggregate amount of Investments made pursuant to clauses (d), (f), (g) and (h) of this Section 7.02, does not at any time exceed 25% of the Total Asset Value at such time;
(f)Investments in respect of costs to construct Properties under development so long as, after giving effect to any such Investment, the aggregate amount of Investments made pursuant to this clause (f) (i) does not at any time exceed 15% of the Total Asset Value at such time and (ii) taken together with the aggregate amount of Investments made pursuant to clauses (d), (e), (g) and (h) of this Section 7.02, does not at any time exceed 25% of the Total Asset Value at such time;
(g)Investments in any Unconsolidated Affiliates (including through the purchase or other acquisition of Equity Interests of any Unconsolidated Affiliate) so long as, after giving effect to any such Investment, the aggregate amount of Investments made pursuant to this clause (g) (i) does not at any time exceed 10% of the Total Asset Value at such time and (ii) taken together with the aggregate amount of Investments made pursuant to clauses (d), (e) (f), and (h) of this Section 7.02, does not at any time exceed 25% of the Total Asset Value at such time;
(h)Investments in real property assets that are not retail properties (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns real property assets that are not retail properties) so long as, after giving effect to any such Investment, the aggregate amount of Investments made pursuant to this clause (h) does not at any time on or prior to December 31, 2013 exceed 10%, or after December 31, 2013 exceed 5%, of the Total Asset Value at such time and (ii) taken together with the aggregate amount of Investments made pursuant to clauses (d) through (g) of this Section 7.02, does not at any time exceed 25% of the Total Asset Value at such time;
(i)Investments in income producing Properties (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns income producing Properties) and Investments incidental thereto not constituting (i) Investments in land holdings, (ii) Investments in commercial mortgage or mezzanine loans and commercial real estate-related notes receivable, (iii) Investments in respect of costs to construct Properties under development, (iv) Investments in Unconsolidated Affiliates or (v) Investments in real property assets that are not retail properties; and
(j)Investments in Swap Contracts permitted under Section 7.03;
provided, that notwithstanding the foregoing, in no event shall any Investment pursuant to clauses (d) through (j) of this Section 7.02 be consummated if, immediately before or immediately after giving effect thereto, a Default shall have occurred and be continuing or would result therefrom or the REIT and its Subsidiaries would not be in compliance, on a pro forma basis, with the provisions of Section 7.11.
7.03    Indebtedness

Create, incur, assume or suffer to exist any Indebtedness unless (a) no Default has occurred and is continuing immediately before and immediately after the incurrence of such Indebtedness and (b) immediately after giving effect to the incurrence of such Indebtedness, the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.
7.04    Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary of the Borrower may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries of the Borrower, provided that if any Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor party to such merger shall be the continuing or surviving Person;
(b)    any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor; and
(c)    Dispositions permitted by Section 7.05(d), (e) or (f) shall be permitted under this Section 7.04.

7.05    Dispositions

Make any Disposition or enter into any agreement to make any Disposition, or, in the case of any Subsidiary of the REIT, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except:
(a)    Dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor;
(c)    Dispositions permitted by Section 7.04(a) or (b);
(d)    the Disposition of a Property constituting an Unencumbered Property, but only to the extent that such Property is removed from the calculation of the Borrowing Base Amount in accordance with Section 2.18(c) concurrently with such Disposition;
(e)    Dispositions of assets (other than Equity Interests of a Subsidiary) not constituting an Unencumbered Property;
(f)    so long as no Default exists or would result therefrom, the issuance, sale or other Disposition of Equity Interests of any Subsidiary of the Borrower; provided that if such Disposition is of Equity Interests of an Owner of an Unencumbered Property, all conditions precedent for a Borrowing Base Removal Transaction shall have been satisfied with respect to such Property prior to or simultaneous with consummation of such Disposition; and
(g)    the issuance, sale or other Disposition of limited partnership interests of the Borrower as consideration for the purchase by a Subsidiary of the REIT of a Property, but solely to the extent that, after giving effect thereto, a Change of Control has not occurred.

For the avoidance of doubt, nothing in this Section 7.05 restricts the issuance, sale or other Disposition of Equity Interests of the REIT, to the extent that such issuance, sale or other Disposition does not result in Change of Control.
7.06    Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:
(a)    each Subsidiary of the Borrower may make Restricted Payments pro rata to the holders of its Equity Interest;
(b)    the REIT and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    (i) the REIT and each Subsidiary thereof may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its or its direct or indirect parent’s common stock or other common Equity Interests and (ii) the REIT and/or the Borrower may purchase, redeem or otherwise acquire limited partnership interests of the Borrower held by a limited partner thereof in exchange for Equity Interests of the REIT, so long as after giving effect to any such purchase, redemption or other acquisition, a Change of Control does not occur;
(d)    the Borrower shall be permitted to declare and pay pro rata dividends on its Equity Interests or make pro rata distributions with respect thereto, in an amount for any fiscal year of the REIT equal to the greater of (i) 95% of Funds From Operations for such fiscal year and (ii) such amount that will result in the REIT receiving the necessary amount of funds required to be distributed to its equityholders in order for the REIT to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax; provided, however, (1) if an Event of Default shall have occurred and be continuing or would result therefrom, the Borrower shall only be permitted to declare and pay pro rata dividends on its Equity Interests or make pro rata distributions with respect thereto in an amount that will result in the REIT receiving the minimum amount of funds required to be distributed to its equityholders in order for the REIT to maintain its REIT Status and (2) notwithstanding clause (1) of this proviso, no Restricted Payments shall be permitted under this clause (d) following an acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of an Event of Default under Section 8.01(f) or (g); and
(e)    the REIT shall be permitted to make Restricted Payments with any amounts received by it from the Borrower pursuant to Section 7.06(d).

7.07    Change in Nature of Business

Engage in any material line of business other than the acquisition, ownership and leasing (as lessor) of income producing Properties and investments incidental thereto.
7.08    Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the REIT, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the REIT or a Subsidiary thereof as would be obtainable by the REIT or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) transactions between or among Subsidiaries that are not Loan Parties and (iii) Investments and Restricted Payments expressly permitted hereunder.
7.09    Burdensome Agreements

Enter into any Contractual Obligation that limits the ability of (a) the REIT or any Subsidiary of the Borrower to Guarantee the Obligations, (b) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on any Unencumbered Property, or the Equity Interests of any Owner of any Unencumbered Property, or any income from or proceeds of any of the foregoing, in each case other than this Agreement or Pari Passu Provisions, or (c) any Subsidiary to make Restricted Payments to the REIT, the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the REIT, the Borrower or any Subsidiary Guarantor, in each case other than this Agreement, Pari Passu Provisions and limitations on the ability of a Subsidiary that is not an Owner of an Unencumbered Property to make Restricted Payments which limitations are contained in an agreement governing Secured Indebtedness that is permitted to exist under Section 7.03 and Section 7.11.
7.10    Use of Proceeds

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11    Financial Covenants

(a)    Maximum Leverage Ratio. Permit Total Indebtedness to exceed 60% of the Total Asset Value as of the last day of each fiscal quarter of the REIT; provided that (i) such maximum ratio may be increased at the election of the Borrower to sixty-five percent (65%) for any fiscal quarter in which a Material Acquisition is completed and for up to the next two subsequent consecutive fiscal quarters and (ii) such maximum ratio may not be increased to sixty-five percent (65%) for more than four fiscal quarters (whether or not consecutive) during the term of this Agreement.
(b)    Maximum Secured Leverage Ratio. Permit Total Secured Indebtedness to exceed 40% of the Total Asset Value as of the last day of each fiscal quarter of the REIT.
(c)    Minimum Tangible Net Worth. Permit Tangible Net Worth at any time to be less than the sum of (i) an amount equal to 80% of the Tangible Net Worth as of the date of the most recent financial statements of the REIT that are publicly available as of the Closing Date plus (ii) an amount equal to 80% of the Net Cash Proceeds received by the REIT from issuances and sales of Equity Interests of the REIT occurring after the Closing Date (other than proceeds received within ninety (90) days before or after the redemption, retirement or repurchase of Equity Interests in the REIT up to the amount paid by the REIT in connection with such redemption, retirement or repurchase, in each case where, for the avoidance of doubt, the net effect is that the REIT shall not have increased its net worth as a result of any such proceeds).
(d)    Minimum Fixed Charge Coverage Ratio. Permit the ratio, as of the last day of each fiscal quarter of the REIT, of Adjusted EBITDA to Fixed Charges to be less than 1.50:1.00.
(e)    Minimum Unencumbered Mortgageability Ratio. Permit the ratio, as of the last day of each fiscal quarter of the REIT, of (i) Unencumbered NOI to (ii) the Mortgageability Amount to be less than 1.50:1.00.
(f)    Maximum Unencumbered Leverage Ratio. Permit Total Unsecured Indebtedness to exceed 60% of the Unencumbered Asset Value as of the last day of each fiscal quarter of the REIT; provided that (i) such maximum ratio may be increased at the election of the Borrower to sixty-five percent (65%) for any fiscal quarter in which a Material Acquisition is completed and for up to the next two subsequent consecutive fiscal quarters and (ii) such maximum ratio may not be increased to sixty-five percent (65%) for more than four fiscal quarters (whether or not consecutive) during the term of this Agreement.
(g)    Maximum Secured Recourse Indebtedness. Permit Secured Recourse Indebtedness of the REIT and its Subsidiaries to exceed 5% of the Total Asset Value at any time.

7.12    Accounting Changes
Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.
7.13    Amendments of Organization Documents

At any time cause or permit any of its Organization Documents to be modified, amended, amended and restated or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would materially adversely affect the rights of the Administrative Agent, the L/C Issuer or the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, such Loan Party shall nonetheless notify the Administrative Agent in writing promptly after any such modification, amendment, amendment and restatement, or supplement to the charter documents of such Loan Party.
7.14    Sanctions

Permit any Credit Extension or the proceeds of any Credit Extension, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, any Arranger, Administrative Agent, L/C Issuer or Swing Line Lender) of any Sanctions.
7.15    Subsidiaries of REIT

Permit the REIT to have any Subsidiaries that are directly owned by the REIT, other than the Borrower.
7.16    Anti-Corruption Laws; Anti-Money Laundering Laws

(k)Directly or indirectly use the proceeds of any Credit Extension for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
(l)Directly or indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

Article VIII. EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default

Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.15 or 6.18 or Article VII or Article X; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
(e)Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (1) any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Recourse Indebtedness hereunder or Guarantees thereof and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (2) any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness (other than Excluded Debt or Guarantees thereof and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $30,000,000; provided that for purposes of determining the aggregate principal amount of Indebtedness under this clause (i)(A), with respect to any such Indebtedness of a Non-Wholly Owned Consolidated Subsidiary or an Unconsolidated Affiliate, the aggregate principal amount of such Indebtedness included in the calculation shall be only the Consolidated Group Pro Rata Share thereof, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money (other than a judgment with respect to any Excluded Debt) in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)Change of Control. There occurs any Change of Control; or
(l)REIT Status. The REIT shall, for any reason, fail to maintain its REIT Status, after taking into account any cure provisions set forth in the Code that are complied with by the REIT; or
(m)Stock Exchange Listing. The REIT shall fail to have at least one class of its common Equity Interests listed on the New York Stock Exchange or The NASDAQ Stock Market.

8.02    Remedies Upon Event of Default

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents and applicable Laws;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX.	ADMINISTRATIVE AGENT

9.01    Appointment and Authority

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be PNC Bank, National Association, or Wells Fargo Bank, National Association, or if appointed by the Required Lenders after consultation with the Borrower, another bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative

Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders
Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Arrangers or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(d)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and
(e)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9..10    Guaranty Matters

Without limiting the provisions of Section 9.09, each of the Lenders, the Swing Line Lender and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person (i) ceases to be a Subsidiary or (ii) ceases to own or lease any Unencumbered Property or any Equity Interests in a direct or indirect Subsidiary that owns or leases any Unencumbered Property, in each case under clauses (i) and (ii), as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Article X.	CONTINUING GUARANTY

10.01    Guaranty

Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Creditor Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, amendments and restatements, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Creditor Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent demonstrable error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained in this Guaranty to the contrary notwithstanding, it is the intention of each Guarantor and the Creditor Parties that the obligations of each Guarantor (other than the REIT) hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law. To that end, but only in the event and to the extent that after giving effect to Section 10.11, such Guarantor’s obligations with respect to the Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this paragraph, be subject to avoidance or recovery in any such proceeding under applicable Debtor Relief Laws after giving effect to Section 10.11, the amount of such Guarantor’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render such Guarantor’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under applicable Debtor Relief Laws. To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this paragraph and is otherwise subject to avoidance and recovery in any such proceeding under applicable Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation, and the Obligations as limited by the first sentence of this paragraph shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this paragraph is intended solely to preserve the rights of the Creditor Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.
10.02    Rights of Lenders

Each Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03    Certain Waivers

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party, but excluding satisfaction thereof by way of payment) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
10.04    Obligations Independent

The obligations of each Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person or entity is joined as a party.
10.05    Subrogation

Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid in cash and performed in full, all Commitments and the Facilities have been terminated, and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuer. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Obligations, whether matured or unmatured.
10.06    Termination; Reinstatement

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in cash and performed in full, all Commitments and Facilities have been terminated, and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuer. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.
10.07    Subordination

Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Creditor Parties so request, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Creditor Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.
10.08    Stay of Acceleration

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by a Guarantor immediately upon demand by the Creditor Parties.
10.09    Condition of the Borrower

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).
10.10    Limitations on Enforcement

If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Guarantor for the full amount of the Obligations is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.
10.11    Contribution

At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor (other than the REIT) against each other Guarantor (other than the REIT) shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor (other than the REIT) that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors (other than the REIT) in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor (other than the REIT) which either has not made any payments or has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors (other than the REIT) in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors (other than the REIT) multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in immediately available funds, all Commitments are terminated and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuer, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty. As used in this Section 10.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors (other than the REIT); (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.11, each Guarantor which makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations have been indefeasibly paid and performed in full in cash, all Commitments are terminated and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuer. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

Article XI.	MISCELLANEOUS

11.01    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) the Administrative Agent and the Borrower may, without the consent of any Lender or any Subsidiary Guarantor then party hereto, amend this Agreement to add a Subsidiary as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit G and (ii) notwithstanding the foregoing provisions of this Section 11.01 (including the first proviso above), no such amendment, waiver or consent shall:
(a)waive any condition set forth in (i) Section 4.01(a) or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender or (ii) Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or Required Term Lenders, as the case may be;
(b)extend (except as provided in Section 2.14) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(e)change (i) any of the terms or provisions in any Loan Document requiring pro rata payments, distributions, commitment reductions or sharing of payments without the consent of each Lender or (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders under a Facility disproportionately from Lenders under the other Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; provided, that with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis;
(f)change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.06(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;
(g)release all or substantially all of the value of the Guaranty without the written consent of each Lender, except as expressly provided in the Loan Documents; or
(h)impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein,
(i)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended (except as provided in Section 2.14) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;
(ii)the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement; and
(iii)a Commitment Increase Amendment to give effect to any addition of Incremental Commitments shall be effective if executed by the Loan Parties, each Lender providing such Incremental Commitments, the Administrative Agent and, if required by clause (i) or (ii) of the proviso immediately following clause (h) above, the L/C Issuer and/or the Swing Line Lender, as applicable.

11.02    Notices; Effectiveness; Electronic Communication

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall jointly and severally indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver

(a)    Costs and Expenses. Each Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Loan Parties. Each Loan Party shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by any of the parties hereto to perform (or the failure of any of the parties hereto to perform) any of their respective obligations hereunder or under any other Loan Document, any action taken or omitted by the Administrative Agent or any Lender hereunder or under any of the other Loan Documents, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent

(or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Loan Party shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns

(i)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(j)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $15,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $15,000,000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to (A) the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations under separate Facilities on a non-pro rata basis;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C)the consent of the L/C Issuer and the consent of the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility that is not to a Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality
Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the REIT or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
Notwithstanding anything herein to the contrary, the Administrative Agent, any Lender, the L/C Issuer or any of their respective Related Parties may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, the Lenders, the L/C Issuer or any of their respective Related Parties relating to such tax treatment or tax structure.
11.08    Right of Setoff
If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
1113    Replacement of Lenders
If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(k)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(l)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(m)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(n)such assignment does not conflict with applicable Laws; and
(o)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.

(p)GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.
(q)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the l/c Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(r)WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(s)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Jury Trial
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    No Advisory or Fiduciary Responsibility
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17 Electronic Execution of Assignments and Certain Other Documents
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
11.18    USA PATRIOT Act
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.19    Authorized Persons and Authorized Signers
The Administrative Agent is authorized to rely upon the continuing authority of the Authorized Persons and Authorized Signers to bind the Borrower as set forth in the Borrower’s Instruction Certificate. Such authorization may be changed only upon written notice to the Administrative Agent accompanied by evidence, reasonably satisfactory to the

Administrative Agent, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Administrative Agent.
11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(t)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(u)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:

ACADIA REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ACADIA REALTY TRUST, its General Partner
By: /s/ Jason Blacksberg
Name: Jason Blacksberg
Title: Senior Vice President

GUARANTORS:

ACADIA REALTY TRUST, a Maryland real estate investment trust
By: /s/ Jason Blacksberg
Name: Jason Blacksberg
Title: Senior Vice President

ACADIA 1520 MILWAUKEE AVENUE LLC, a Delaware limited liability company

ACADIA 28 JERICHO TURNPIKE LLC, a Delaware limited liability company

ACADIA 2914 THIRD AVENUE LLC, a Delaware limited liability company

ACADIA 5-7 EAST 17TH STREET LLC, a Delaware limited liability company

ACADIA 83 SPRING STREET LLC, a Delaware limited liability company

ACADIA BARTOW AVENUE LLC, a Delaware limited liability company

ACADIA CHESTNUT LLC, a Delaware limited liability company

ACADIA GOLD COAST LLC, a Delaware limited liability company

ACADIA MAD RIVER PROPERTY LLC, a Delaware limited liability company

ACADIA MERCER STREET LLC, a Delaware limited liability company

ACADIA RUSH WALTON LLC, a Delaware limited liability company

ACADIA TOWN LINE, LLC, a Connecticut limited liability company

ACADIA WEST 54TH STREET LLC, a Delaware limited liability company

ACADIA WEST SHORE EXPRESSWAY LLC, a Delaware limited liability company

MARK PLAZA FIFTY L.P., a Pennsylvania limited partnership

By:	ACADIA MARK PLAZA LLC, its General Partner

ACADIA MARK PLAZA LLC, a Delaware limited liability company

RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

RD ABSECON ASSOCIATES, L.P, a Delaware limited partnership

By:	ACADIA ABSECON LLC, its General Partner

ACADIA ABSECON LLC, a Delaware limited liability company

RD BLOOMFIELD ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

RD HOBSON ASSOCIATES, L.P., a Delaware limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

MARK TWELVE ASSOCIATES, LP, a Pennsylvania limited partnership

By:	ACADIA HOBSON LLC, its General Partner

ACADIA HOBSON LLC, a Delaware limited liability company

RD METHUEN ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

ACADIA PROPERTY HOLDINGS, LLC, a Delaware limited liability company

ACADIA 181 MAIN STREET LLC, a Delaware limited liability company

ACADIA CHICAGO LLC, a Delaware limited liability company

ACADIA CONNECTICUT AVENUE LLC, a Delaware limited liability company

8-12 EAST WALTON LLC, a Delaware limited liability company

RD BRANCH ASSOCIATES, L.P., a New York limited partnership

By:	Acadia Property Holdings, LLC, its General Partner

ACADIA WEST DIVERSEY LLC, a Delaware limited liability company

868 BROADWAY LLC, a Delaware limited liability company

120 WEST BROADWAY LLC, a Delaware limited liability company

11 EAST WALTON LLC, a Delaware limited liability company

865 WEST NORTH AVENUE LLC, a Delaware limited liability company

61 MAIN STREET OWNER LLC, a Delaware limited liability company

252-256 GREENWICH AVENUE RETAIL LLC, a Delaware limited liability company

2520 FLATBUSH AVENUE LLC, a Delaware limited liability company

ACADIA CLARK-DIVERSEY LLC, a Delaware limited liability company

ACADIA NEW LOUDON LLC, a Delaware limited liability company

131-135 PRINCE STREET LLC, a Delaware limited liability company

201 NEEDHAM STREET OWNER LLC, a Delaware limited liability company

SHOPS AT GRAND AVENUE LLC, a Delaware limited liability company

2675 GEARY BOULEVARD LP, a Delaware limited partnership

By:	2675 City Center Partner LLC, its General Partner

2675 CITY CENTER PARTNER LLC, a Delaware limited liability company

ACADIA NAAMANS ROAD LLC, a Delaware limited liability company

ACADIA CRESCENT PLAZA LLC, a Delaware limited liability company

PACESETTER/RAMAPO ASSOCIATES, a New York limited partnership

By:	Acadia Pacesetter LLC, its General Partner

ACADIA PACESETTER LLC, a Delaware limited liability company

RD ELMWOOD ASSOCIATES, L.P., a Delaware limited partnership

By:	Acadia Elmwood Park LLC, its General Partner

ACADIA ELMWOOD PARK LLC, a Delaware limited liability company

ROOSEVELT GALLERIA LLC, a Delaware limited liability company

ACADIA 56 EAST WALTON LLC, a Delaware limited liability company

ACADIA SECOND CITY 843-45 WEST ARMITAGE LLC, a Delaware limited liability company

ACADIA SECOND CITY 1521 WEST BELMONT LLC, a Delaware limited liability company

ACADIA SECOND CITY 2206-08 NORTH HALSTEAD LLC, a Delaware limited liability company

ACADIA SECOND CITY 2633 NORTH HALSTEAD LLC, a Delaware limited liability company

HEATHCOTE ASSOCIATES, L.P., a New York limited partnership

By:	Acadia Heathcote LLC, its General Partner

ACADIA HEATHCOTE LLC, a Delaware limited liability company

152-154 SPRING STREET RETAIL LLC, a Delaware limited liability company

ACADIA 152-154 SPRING STREET RETAIL LLC, a Delaware limited liability company

165 NEWBURY STREET OWNER LLC, a Delaware limited liability company
By: /s/ Jason Blacksberg
Name: Jason Blacksberg
Title: Senior Vice President
on behalf of the 62 entities listed above

bank of america, n.a., as Administrative Agent

By: /s/ K. Goldner
Name: K. Goldner
Title: Vice President

bank of america, n.a., as a Lender, L/C Issuer and Swing Line Lender

By: /s/ K. Goldner
Name: K. Goldner
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Denise Smyth
Name: Denise Smyth
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director
TD BANK, N.A., as a Lender

By: /s/ Jonathan Asta
Name: Jonathan Asta
Title: Vice President

SCHEDULE 1.01A
Excluded Debt Properties

Property	Address	Owner
Brandywine Condominium LLC at the Brandywine Town Center	5100-5371 Brandywine Parkway Wilmington, DE 19803	Brandywine Condominium LLC
Brandywine Holdings LLC at the Brandywine Town Center	2001-6200 Brandywine Parkway Wilmington, DE 19803	Brandywine Holdings LLC

SCHEDULE 1.01B
EXISTING LETTERS OF CREDIT

Applicant	L/c NO.	Amount	IssUE DATE	ExpIRATION DATE	BenEFICIARY
Acadia 161st Street LLC	68095700	$15,000,000.00	March 28, 2013	December 1, 2016 (auto-extends)	Capital One, N.A.
Albee Development LLC	68090148	$2,500,000.00	March 4, 2013	December 1, 2016 (auto-extends)	New York City Transit Authority

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Applicable Percentage (Revolving Credit Facility)	Term Commitment	Applicable Percentage (Term Facility)
Bank of America, N.A.	$45,000,000	30.000000000%	$45,000,000	30.000000000%
PNC Bank, National Association	$37,500,000	25.000000000%	$37,500,000	25.000000000%
Wells Fargo Bank, National Association	$37,500,000	25.000000000%	$37,500,000	25.000000000%
TD Bank, N.A.	$30,000,000	20.000000000%	$30,000,000	20.000000000%

Total	$150,000,000	100.000000000%	$150,000,000	100.000000000%

SCHEDULE 5.05
SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS
NONE

SCHEDULE 5.13

SUBSIDIARIES;
JURISDICTION OF INCORPORATION/ORGANIZATION
AND PRINCIPAL PLACE OF BUSINESS

Part (a).    Subsidiaries.

(see attached)

SCHEDULE 5.13 - Part (b)

LOAN PARTIES	LOCATION OF PROPERTY	JURISDICTION OF INCORP/ORG	STATE OF QUALIFICATION	PRINCIPAL PLACE OF BUSINESS

Acadia Realty Trust		MD	NJ/NY/PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Realty Limited Partnership	Plaza 422 801 E. Walnut Street at corner of 8th Street Lebanon, PA 17042 Route 6 Mall Route 6 Honesdale, PA 18431	DE	NJ/NY/PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 1520 Milwaukee Avenue LLC	1520 N. Milwaukee Avenue Chicago, IL 60622	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 28 Jericho Turnpike LLC	28 Jericho Turnpike Westbury, NY 11753	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 2914 Third Avenue LLC	2914-2916 Third Avenue Bronx, NY 10455	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 5-7 East 17th Street LLC	5-7 East 17th Street & 10 East 18th Street New York, NY 10003	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580

Acadia 83 Spring Street LLC	83 Spring Street, Unit No. 1F New York, NY 10012	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Bartow Avenue, LLC	2829 Edson Avenue Bronx, NY 10469	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Chestnut LLC	8400 Germantown Avenue 8625-39 Germantown Avenue Philadelphia, PA 19118	DE	PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Gold Coast LLC	841 W. Armitage Avenue Chicago, IL 60614 2731 N. Clark Street Chicago, IL 60614 2140 N. Clybourn Avenue Chicago, IL 60614 853 W. Armitage Avenue Chicago, IL 60614 2299 N. Clybourn Avenue Chicago, IL 60614	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Mad River Property LLC	2717 Miamisburg-Centerville Road Dayton, OH 45459	DE	OH	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Mercer Street LLC	15 Mercer Street New York, NY 10013	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Rush Walton LLC	930 North Rush Street Chicago, IL 60611	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Town Line, LLC	Town Line Plaza 80 Town Line Road Rocky Hill, CT 06067	CT	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia West 54th Street LLC	200 West 54th Street New York, NY 10019	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia West Shore Expressway LLC	145 East Service Road Staten Island, NY 10314	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Mark Plaza Fifty L.P.	Mark Plaza Route 11, S. Wyoming Avenue Edwardsville, PA 18704	PA	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Mark Plaza LLC	Mark Plaza Route 11, S. Wyoming Avenue Edwardsville, PA 18704	DE	PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580

RD Abington Associates Limited Partnership	Abington Towne Center 1494 Old York Road Abington, PA 19001	DE	PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
RD Absecon Associates, L.P.	Marketplace of Absecon 674 White Horse Pike Absecon, NJ 08201	DE	NJ	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Absecon LLC	Marketplace of Absecon 674 White Horse Pike Absecon, NJ 08201	DE	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
RD Bloomfield Associates Limited Partnership	Bloomfield Town Square 2257 South Telegraph Road Bloomfield, MI 48302	DE	MI	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
RD Hobson Associates, L.P.	Hobson West Plaza 931 & 967 W. 75th Street Naperville, IL 60540	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Mark Twelve Associates, LP	Hobson West Plaza 931 & 967 W. 75th Street Naperville, IL 60540	PA	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Hobson LLC	Hobson West Plaza 931 & 967 W. 75th Street Naperville, IL 60540	DE	PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
RD Methuen Associates Limited Partnership	Methuen Shopping Center 90 Pleasant Valley Street Methuen, MA 01844	MA	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Property Holdings, LLC		DE	IL/NY/MA/PA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 181 Main Street LLC	181-185 Main Street Westport, CT	DE	CT	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580

Acadia Chicago LLC
50-54 E. Walton Street
Chicago, IL 60611

662-664 W. Diversey Parkway
Chicago, IL

837 W. Armitage Avenue
Chicago, IL 60614

823 W. Armitage Avenue
Chicago, IL 60614

851 W. Armitage Avenue
Chicago, IL 60614

1234-1248 W. Belmont Avenue
Chicago, IL 60657

819 W. Armitage Avenue
Chicago, IL 60614
		DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Connecticut Avenue LLC	1739053 & 1801-03 Connecticut Avenue, NW Washington, DC	DE	DC	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
8-12 East Walton LLC	8-12 East Walton Street Chicago, IL 60611	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
RD Branch Associates, L.P.	126 East Main Street Smithtown, New York 11787	NY	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia West Diversey LLC	651-671 West Diversey Parkway Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
868 Broadway LLC	868 Broadway New York, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
120 West Broadway LLC	120 West Broadway New York, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
11 East Walton LLC	11 E. Walton Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
865 West North Avenue LLC	865 West North Ave Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
61 Main Street Owner LLC	61 Main Street Westport, CT	DE	CT	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
252-264 Greenwich Avenue Retail LLC	252-264 Greenwich Avenue Greenwich, CT	DE	CT	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580

2520 Flatbush Avenue LLC	2520 Flatbush Avenue Brooklyn, NY	DE	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Clark-Diversey LLC	Clark Street & Diversey Parkway Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia New Loudon LLC	873 New Loudon Road Latham, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
131-135 Prince Street LLC	131 Prince Street New York, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
201 Needham Street Owner LLC	201 Needham Street Newton, MA	DE	MA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Shops at Grand Avenue LLC	74-25 Grand Avenue Queens, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
2675 Geary Boulevard LP	2675 Geary Boulevard San Francisco, CA	DE	CA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
2675 City Center Partner LLC	2675 Geary Boulevard San Francisco, CA	DE	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
RD Elmwood Associates, L.P.	100 Broadway (Rt. 4) Elmwood Park, New Jersey	DE	NJ	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Elmwood Park LLC	100 Broadway (Rt. 4) Elmwood Park, New Jersey	DE	NJ	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Pacesetter/ Ramapo Associates	1581 U.S. Route 202 Pomona, NY	NY	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Pacesetter LLC	1581 U.S. Route 202 Pomona, NY	DE	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Naamans Road LLC	5325, 5327 and 5333 Concord Pike, Brandywine 100, DE	DE	N/A	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Crescent Plaza LLC	715 Crescent Street, Brockton, MA	DE	MA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Roosevelt Galleria LLC	601, 603-605 & 611-633 West Roosevelt Road, Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 56 East Walton LLC	56 East Walton Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Second City 843-45 West Armitage LLC	843-845 W. Armitage Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Second City 1521 West Belmont LLC	1521-1525 W. Belmont, Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580

Acadia Second City 2206-08 North Halstead LLC	2206-2208 N. Halstead, Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Second City 2633 North Halstead LLC	2633 N. Halsted Chicago, IL	DE	IL	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Heathcote Associates, L.P.	Gateway Shopping Center 516 Shelburne Street South Burlington, VT	NY	VT	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia Heathcote LLC	Gateway Shopping Center 516 Shelburne Street South Burlington, VT	DE	VT	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
152-154 Spring Street Retail LLC	152-154 Spring Street New York, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
Acadia 152-154 Spring Street Retail LLC	152-154 Spring Street New York, NY	DE	NY	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580
165 Newbury Street Owner LLC	165 Newbury Street, Boston, MA	DE	MA	411 Theodore Fremd Ave, Ste. 300, Rye, NY 10580

SCHEDULE 11.02
administrative agent’s OFFICE;
certain ADDRESSES FOR NOTICES

BORROWER:

Acadia Realty Limited Partnership
411 Theodore Fremd Ave, Ste. 300
Rye, NY 10580
Attention: Jonathan Grisham
Telephone: 914-288-8142
Facsimile: 914-288-2142
Electronic Mail: jgrisham@acadiarealty.com
Website Address: http://www.acadiarealty.com/
Taxpayer Identification Number: 23-2724653

ADMINISTRATIVE AGENT:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
One Bryan Tower, 35th Floor
Mail Code: NY1-100-35-03

New York, NY 10036
Attention: Jeremiah Adegbola
Telephone: 646-855-2581
Facsimile: N/A
Electronic Mail: jeremiah.adegbola@baml.com
Account No.: 1367011723000
Ref: Acadia Realty Limited Partnership
ABA#: 026009593

Financial Reports and Legal Documents:

Bank of America, N.A.
One Bryan Tower, 35th Floor
Mail Code: NY1-100-35-07
New York, NY 10036
Attention: Jeffrey L. Phelps
Telephone: 646-743-0619
Facsimile: 404-260-9899
Electronic Mail: jeffrey.l.phelps@baml.com

Other Notices as Administrative Agent:

Bank of America, N.A.
901 Main Street, 14th Floor
Mail Code: TX1-492-14-19
Dallas, TX 75202
Attention: Henry Pennell
Telephone: 214-209-1226
Facsimile: 214-290-9448
Electronic Mail: henry.pennell@baml.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention: Michael A. Grizzanti
Telephone: 570-496-9621
Facsimile: 800-755-8743
Electronic Mail: michael.a.grizzanti@baml.com

SWING LINE LENDER:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
One Bryan Tower, 35th Floor
Mail Code: NY1-100-35-03
New York, NY 10036
Attention: Jeremiah Adegbola
Telephone: 646-855-2581
Facsimile: N/A
Electronic Mail: jeremiah.adegbola@baml.com
Account No.: 1367011723000
Ref: Acadia Realty Limited Partnership
ABA#: 026009593

Guarantor Taxpayer Identification Numbers:

Guarantor Name	Taxpayer Identification Number

Acadia Realty Trust	23-2715194
Acadia 1520 Milwaukee Avenue LLC	23-2724653
Acadia 28 Jericho Turnpike LLC	23-2724653
Acadia 2914 Third Avenue LLC	23-2724653
Acadia 5-7 East 17th Street LLC	23-2724653
Acadia 83 Spring Street LLC	23-2724653
Acadia Bartow Avenue, LLC	11-3637036
Acadia Chestnut LLC	23-2724653
Acadia Gold Coast LLC	23-2724653
Acadia Mad River Property LLC	23-2724653
Acadia Mercer Street LLC	23-2724653
Acadia Rush Walton LLC	23-2724653
Acadia Town Line, LLC	23-2724653
Acadia West 54th Street LLC	23-2724653
Acadia West Shore Expressway LLC	23-2724653
Mark Plaza Fifty L.P.	23-2724653
Acadia Mark Plaza LLC	23-2724653
RD Abington Associates Limited Partnership	23-2724653
RD Absecon Associates, L.P.	23-2724653
Acadia Absecon LLC	23-2724653
RD Bloomfield Associates Limited Partnership	23-2724653
RD Hobson Associates, L.P.	23-2724653
Mark Twelve Associates, LP	23-2724653
Acadia Hobson LLC	23-2724653
RD Methuen Associates Limited Partnership	23-2724653
Acadia Property Holdings, LLC	23-2724653
Acadia 181 Main Street LLC	23-2724653
Acadia Chicago LLC	45-4354032

Acadia Connecticut Avenue LLC	23-2724653
8-12 East Walton LLC	23-2724653
RD Branch Associates, L.P.	23-2724653
Acadia West Diversey LLC	23-2724653
868 Broadway LLC	23‐2724653
120 West Broadway LLC	23‐2724653
11 East Walton LLC	23‐2724653
865 West North Avenue LLC	23‐2724653
61 Main Street Owner LLC	23‐2724653
252-264 Greenwich Avenue Retail LLC	23‐2724653
2520 Flatbush Avenue LLC	23-2724653
Acadia Clark-Diversey LLC	23-2724653
Acadia New Loudon LLC	23-2724653
131-135 Prince Street LLC	23-2724653
201 Needham Street Owner LLC	23-2724653
Shops at Grand Avenue LLC	23-2724653
2675 Geary Boulevard LP	23-2724653
2675 City Center Partner LLC	23-2724653
Acadia Crescent Plaza LLC	23-2724653
Acadia Naamans Road LLC	20-3688603
Pacesetter/Ramapo Associates	23-2724653
Acadia Pacesetter LLC	23-2724653
RD Elmwood Associates, L.P.	23-2724653
Acadia Elmwood Park LLC	23-2724653
Roosevelt Galleria LLC	12-2724653
Acadia 56 East Walton LLC	23-2724653
Acadia Second City 843-45 West Armitage LLC	23-2724653
Acadia Second City 1521 West Belmont LLC	23-2724653
Acadia Second City 2206-08 North Halstead LLC	23-2724653
Acadia Second City 2633 North Halstead LLC	23-2724653
Heathcote Associates, L.P.	23-2724653
Acadia Heathcote LLC	23-2724653
152-154 Spring Street Retail LLC	46-5119835
Acadia 152-154 Spring Street Retail LLC	23-2724653
165 Newbury Street Owner LLC	23-2724653

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), Acadia Realty Trust, a Maryland real estate investment trust and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned hereby requests (select one):
A Borrowing of Revolving Credit Loans
A Borrowing of Term Loans
A conversion or continuation of Loans
1.    On      (a Business Day).
2.    In the amount of $    .
3.    Comprised of         .
[Type of Committed Loan requested]
4.    For Eurodollar Rate Loans: with an Interest Period of      months.
The Committed Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.
The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (d) of the Agreement have been satisfied on and as of the date of the proposed Credit Extension.
ACADIA REALTY LIMITED PARTNERSHIP

By:	ACADIA REALTY TRUST, its General Partner

By:
Name:
Title:

EXHIBIT B

FORM OF swing line loan NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), Acadia Realty Trust, a Maryland real estate investment trust and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned hereby requests a Swing Line Loan:
1.    On      (a Business Day).
2.    In the amount of $    .
The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Agreement.
The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (d) of the Agreement have been satisfied on and as of the date of the proposed Credit Extension.
ACADIA REALTY LIMITED PARTNERSHIP

By:	ACADIA REALTY TRUST, its General Partner

By:
Name:
Title:

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan [and Swing Line Loan] from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan [and Swing Line Loan] from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. [Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, a][A]ll payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans [and Swing Line Loans] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
This REVOLVING CREDIT NOTE and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this REVOLVING CREDIT NOTE and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed by its duly authorized officer as of the date first above written.
ACADIA REALTY LIMITED PARTNERSHIP

By:	ACADIA REALTY TRUST, its General Partner

By:
Name:
Title:

LoanS AND PAYMENTS with respect thereto

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
This TERM NOTE and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this TERM NOTE and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.
IN WITNESS WHEREOF, the Borrower has caused this Term Note to be executed by its duly authorized officer as of the date first above written.
ACADIA REALTY LIMITED PARTNERSHIP

By:	ACADIA REALTY TRUST, its General Partner

By:
Name:
Title:

LoanS AND PAYMENTS with respect thereto

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D
form of COMPLIANCE CERTIFICATE

Financial Statement Date: ,

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), Acadia Realty Trust, a Maryland real estate investment trust (the “REIT”) and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the chief executive officer, chief financial officer, treasurer or controller of the REIT, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the REIT, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Loan Parties have delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the REIT ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Loan Parties have delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the REIT ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the REIT and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by such financial statements.
3.    A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The representations and warranties of the Loan Parties contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
,         .
ACADIA REALTY TRUST

By:
Name:
Title:
For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate

(see attached)

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language. Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language. Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] Select as appropriate. hereunder are several and not joint.] Include bracketed language if there are either multiple Assignors or multiple Assignees. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated or otherwise modified in accordance with its terms, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ______________________________

______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.    Borrower:    Acadia Realty Limited Partnership

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Credit Agreement, dated as of June 27, 2016, among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), Acadia Realty Trust, a Maryland real estate investment trust and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.    Assigned Interest[s]:

Assignor[s] List each Assignor, as appropriate.	Assignee[s] List each Assignee and, if available, its market entity identifier, as appropriate.
Facility Assigned Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.)

Aggregate
Amount of
Commitment
for all Lenders Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
			Amount of Commitment Assigned	Percentage Assigned of Commitment Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%
[7.Trade Date:__________________] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S] Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[NAME OF ASSIGNOR]

By: _____________________________

[NAME OF ASSIGNOR]

By: _____________________________

Title:

ASSIGNEE[S] Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[NAME OF ASSIGNEE]

By: _____________________________
Title:

[NAME OF ASSIGNEE]

By: _____________________________
Title:

[Consented to and] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By: _________________________________
Title:

[Consented to:] To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

BANK OF AMERICA, N.A., as
L/C Issuer

By: _________________________________
Title:

[Consented to:] To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

BANK OF AMERICA, N.A., as
Swing Line Lender

By: _________________________________
Title:

[Consented to:] To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ACADIA REALTY LIMITED PARTNERSHIP

By:    ACADIA REALTY TRUST,
its General Partner

By: _________________________________
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(see attached)

EXHIBIT F

FORM OF AVAILABILITY CERTIFICATE
Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), Acadia Realty Trust, a Maryland real estate investment trust and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned Responsible Officer of the Borrower hereby certifies that as of the date hereof he/she is the ________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Availability Certificate to the Administrative Agent and the Lenders in his/her capacity as a Responsible Officer of the Borrower (and not in any individual capacity), and that the amounts and calculations set forth on the attached Schedule I reflect Availability as of __________________________ (the “Calculation Date”).
The undersigned further certifies in his capacity as a Responsible Officer of the Borrower (and not in any individual capacity) that (i) on the date hereof, each of the Properties included in the Borrowing Base satisfies each of the criteria set forth in the definition of “Unencumbered Property” in the Agreement, (ii) Schedule I sets forth, among other things, a calculation of the Net Operating Income of each of the Unencumbered Properties included in the calculation of the Borrowing Base Amount as of the Calculation Date as a percentage of the aggregate Net Operating Income of all Unencumbered Properties as of the Calculation Date and (iii) Schedule I sets forth, among other things, a calculation of the aggregate Net Operating Income of Unencumbered Properties subject to Eligible Ground Leases as of the Calculation Date as a percentage of the aggregate Net Operating Income of all Unencumbered Properties as of the Calculation Date.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
______________ __, __________.
ACADIA REALTY LIMITED PARTNERSHIP

By:	ACADIA REALTY TRUST, its General Partner

By:
Name:
Title:

SCHEDULE I
to Availability Certificate
(see attached)

EXHIBIT G

form of joinder agreement

JOINDER AGREEMENT, dated as of __________________, 20___ (this “Joinder Agreement”), made by the Subsidiary[ies] of Acadia Realty Limited Partnership (together with its permitted successors and assigns, the “Borrower”) signatory hereto ([each] a “New Subsidiary Guarantor”) and Acadia Realty Trust, a Maryland real estate investment trust (the “REIT”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to in that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the REIT, certain Subsidiaries of the Borrower identified therein, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

W I T N E S S E T H:

WHEREAS, this Joinder Agreement is entered into pursuant to Section 6.12 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. [The][Each] New Subsidiary Guarantor, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a)join the Credit Agreement as a Guarantor, as indicated with its signature below; and
(b)be bound by all terms, covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement and to perform all obligations and duties required of it by the Credit Agreement, in each case, to the same extent it would have been bound or obligated if it had been a signatory to the Credit Agreement on the date of the Credit Agreement.
2. [The][Each] New Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Credit Parties that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. [The][Each] New Subsidiary Guarantor further represents and warrants that the representations and warranties contained in Article V of the Credit Agreement as they relate to such New Subsidiary Guarantor or which are contained in any certificate furnished by or on behalf of such New Subsidiary Guarantor are true and correct on the date hereof.

3. The address, taxpayer identification number and jurisdiction of organization of [each][the] New Subsidiary Guarantor is set forth in Annex I to this Joinder Agreement. All of the outstanding Equity Interests in the New Subsidiary Guarantor[s] have been validly issued, are fully paid and nonassessable and are owned by one or more Loan Parties [or other New Subsidiary Guarantors] in the amounts specified on Annex I free and clear of all Liens.

4. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5. Except as expressly supplemented hereby, the Credit Agreement and the Guaranty shall remain in full force and effect.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW SUBSIDIARY GUARANTOR[S]],
as [the][a] New Subsidiary Guarantor

By:__________________________
Name:
Title:

ACADIA REALTY LIMITED PARTNERSHIP,
as the Borrower

By:    ACADIA REALTY TRUST,
its General Partner

By:__________________________
Name:
Title:

ACADIA REALTY TRUST,
as a Guarantor

By:__________________________
Name:
                     Title:

ACKNOWLEDGED AND AGREED TO:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:_________________________
Name:
Title:

EXHIBIT H-1

Form of
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20___

EXHIBIT H-2

Form of
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20___

EXHIBIT H-3

Form of
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20___

EXHIBIT H-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June 27, 2016 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20___

exhibit I

FORM OF SOLVENCY CERTIFICATE

I, the undersigned chief financial officer of ACADIA REALTY TRUST, a Maryland real estate investment trust (the “REIT”), DO HEREBY CERTIFY on behalf of the Loan Parties that:
1.    This certificate is furnished pursuant to Section 4.01(a)(viii) of the Credit Agreement (as in effect on the date of this certificate; the capitalized terms defined therein being used herein as therein defined) dated as of June 27, 2016 among Acadia Realty Limited Partnership, a Delaware limited partnership (the “Borrower”), the REIT and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (as from time to time in effect, the “Credit Agreement”).
2.    After giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), (a) the fair value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party, (b) the present fair salable value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) does not intend to, and does not believe it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital, and (e) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of June ___, 2016.
ACADIA REALTY TRUST

By:            __________________
Name:
Title:

EXHIBIT J

Effective Date: ______________________, 20___
Page _____ of _____

BORROWER’S INSTRUCTION CERTIFICATE
Certificate of Authority, Incumbency and Specimen Signatures
I, [NAME OF AUTHORIZED SIGNATORY], a recent incumbency certificate must be on file for the authorized signatory signing this certificate the authorized signatory of ACADIA REALTY LIMITED PARTNERSHIP, (“Borrower”), which said Borrower has executed a certain CREDIT AGREEMENT dated June 27, 2016, with Bank of America, N.A., as Administrative Agent (“Bank”), in the original maximum principal amount of $300,000,000 (“Loan Agreement”), and do hereby certify that the Authorized Signers and Authorized Persons whose names, titles and signatures appear in Sections I and II below are authorized to act on behalf of Borrower for the specified purposes indicated below.

Section I - General Authorization.

Any one (1) of the Authorized Signers, indicated below, is authorized to act on behalf of Borrower for all purposes including, but not limited to obtaining any and all information pertaining to the Loan, requesting any action under the Loan Documents, providing any certificates on behalf of Borrower, and appointing and changing Authorized Persons below. All persons who signed the Loan Agreement on behalf of Borrower must sign in this Section I acknowledging their agreement with the below listed Authorized Persons.

Name	Title	Signature

Section II - Draw Requests for Loan Proceeds Authorization.

Any one (1) of the Authorized Persons, indicated below, is authorized to act on behalf of Borrower in providing draw requests and requesting disbursements of Loan proceeds.

Name	Title	Signature

I further certify that the specimen signatures set forth above in Sections I and II, next to each name are the true and genuine signatures of such persons, and Bank may conclusively rely on the accuracy, genuineness, and good faith of any written, oral or electronic communication from any of the above listed individuals, for the specified purposes so stated. Bank may rely on this

Borrower’s Instruction Certificate until written notice is received by Bank, revoking the authorizations in Sections I and II and/or replacing this with a new Borrower’s Instruction Certificate, and such notice shall be effective not sooner than five (5) Business Days following receipt thereof.

IN WITNESS WHEREOF, I have hereunto signed my name this _________ day of _______________, 20___.

_______________________ ________________________ ________________ ________________ (Printed Name) (Signature) (Title) (Phone Number)

EXHIBIT K

Effective Date: ______________________, 20___
Page _____ of _____

Borrower Remittance Instructions
I, [NAME OF AUTHORIZED SIGNATORY], a recent incumbency certificate must be on file for the authorized signatory signing this certificate the authorized signatory of [NAME(S) OF BORROWER(S)] (the “Borrower”), which said Borrower has executed a certain CREDIT AGREEMENT dated as of June 27, 2016, with Bank of America, N.A., as Administrative Agent (“Bank”), in the original maximum principal amount of $300,000,000 (“Loan Agreement”), do hereby certify that the following represents Borrower’s remittance instructions.

Bank is hereby instructed to use the following instructions as directed by Borrower for either disbursement of Loan proceeds or debit of Loan payments:

Account Name:
Account Number:
Bank Name:
City & State:
ABA #:
Check one of the following:
I certify that the above-referenced account is owned by Borrower.
I certify that the above-referenced account is owned by a title company, escrow company or other closing agent directed and authorized by Borrower to receive Loan proceeds.
I certify that the above-referenced account (“Account”) is owned by Borrower. Borrower agrees that scheduled payments on the Loan will be deducted automatically on their due dates from the Account. Bank is hereby authorized to apply the amounts so debited to Borrower’s obligations under the Loan. Notwithstanding the foregoing, Bank will not automatically deduct the principal payment at maturity from the Account. Bank will debit the Account on the dates the payments become due. If a due date does not fall on a Business Day, Bank will debit the Account on the first Business Day following the due date. If there are insufficient funds in the Account on the date Bank enters any debit authorized hereby, without limiting Bank’s other remedies in such an event, the debit will be reversed in whole or in part, in Bank’s sole and absolute discretion, and such amount not debited shall be deemed to be unpaid and shall be immediately due and payable in accordance with the terms of the Loan.
Bank may rely on these instructions until written notice is received by Bank, revoking these instructions and/or replacing this with new Borrower Remittance Instructions, and such notice shall be effective not sooner than five (5) Business Days following receipt thereof.

ACADIA REALTY LIMITED PARTNERSHIP

By: ACADIA REALTY TRUST, its General Partner

By:_________________________________
Name:_______________________________
Title:________________________________
Date:________________________________